UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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OCEANEERING INTERNATIONAL, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

March 29, 2018

Dear Shareholder:
You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 4, 2018, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041.
On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2017 is enclosed.
We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
Thank you for your interest in Oceaneering.

John R. Huff	Roderick A. Larson
Chairman of the Board	President and Chief Executive Officer

Enclosures

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held on May 4, 2018.

The accompanying Proxy Statement and Annual Report are available on the Internet at http://investors.oceaneering.com/financial-information/annual-reports-and-proxy-materials/.
The following information applicable to the Annual Meeting may be found in the Proxy Statement and/or the accompanying proxy card:

•	the date, time and location of the meeting;

•	a list of the matters intended to be acted on and our recommendations regarding those matters;

•	any control/identification numbers that you need to access your proxy card; and

•	information about attending the meeting and voting in person.

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 4, 2018

To the Shareholders of Oceaneering International, Inc.:
The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on Friday, May 4, 2018, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041 for the following purposes:

•
elect three Class II directors as members of the Board of Directors of Oceaneering to serve until the 2021 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

•	cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers (Proposal 2);

•	ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2018 (Proposal 3); and

•	transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
The Board of Directors recommends votes in favor of Proposals 1, 2 and 3.
The close of business on March 21, 2018 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
Our Board welcomes your personal attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting via the Internet or by telephone.

By Order of the Board of Directors,

David K. Lawrence Senior Vice President, General Counsel and Secretary
March 29, 2018

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL
YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA
THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH INSTRUCTIONS IN
THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT

PROXIES AND VOTING AT THE MEETING
Only shareholders of record of Oceaneering International, Inc. (“Oceaneering”) at the close of business on March 21, 2018 will be entitled to notice of, and to vote at, the meeting. As of that date, 98,529,365 shares of our Common Stock, $0.25 par value per share (“Common Stock”), were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about March 29, 2018. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
The accompanying proxy is solicited on behalf of our Board of Directors (our “Board”) for use at our Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson Inc. to solicit proxies at a fee estimated at $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.
The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted FOR Proposal 1 to elect the director nominees proposed by our Board, FOR Proposal 2 to cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers, and FOR Proposal 3 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2018.
Methods of Voting
Voting by Mail – You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.
Voting via the Internet or by Telephone – If you are a shareholder of record, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy card.
The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
If you hold shares through a brokerage firm, bank or other custodian, you may vote via the Internet or by telephone only if the custodian offers that option.

Revocability of Proxies
If you are a shareholder of record, and you vote by proxy by mail, the Internet or telephone, you may later revoke your proxy instructions by:

•
sending a written statement to that effect to our Corporate Secretary at 11911 FM 529, Houston, Texas 77041-3000, the mailing address for the executive offices of Oceaneering, provided that we receive the statement before the Annual Meeting;

•	submitting a signed proxy card, prior to the Annual Meeting, with a later date;

•	voting at a later time, but prior to the Annual Meeting, via the Internet or by telephone; or

•	voting in person at the Annual Meeting.
If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
PROPOSAL 1
ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently three directors of each class. The members of each class serve for three years following their election, with one class being elected each year.
Three Class II directors are to be elected at the 2018 Annual Meeting. In accordance with our Bylaws, directors are elected by a plurality of the votes cast. However, our Corporate Governance Guidelines provide that, in an uncontested election of directors, any director nominee who does not receive a “for” vote by a majority of shares present in person or by proxy and entitled to vote and actually voting on the matter shall promptly tender his or her resignation to the Nominating and Corporate Governance Committee of our Board, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board with respect to the director’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results. Abstentions and broker “non-votes” marked on proxy cards will not be counted in the election.

Each Class II director will serve until the 2021 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes I and III will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2020 and 2019, respectively.

Our Board of Directors unanimously recommends a vote FOR election of the nominees for Class II directors named below. The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
Set forth below is information (ages are as of May 4, 2018) with respect to the three nominees for election as Class II directors of Oceaneering, Deanna L. Goodwin, John R. Huff and Steven A. Webster.

INFORMATION ABOUT NOMINEES FOR ELECTION AND CONTINUING DIRECTORS

Nominees for Election
Class II Directors (2018 - 2021)
Deanna L. Goodwin
Ms. Goodwin, 53, served as President, North America Region of Technip USA, Inc. from December 2013 until her retirement in January 2017, following completion of the business combination involving Technip S.A. and FMC Technologies, Inc. Previously, Ms. Goodwin held other operational and financial leadership positions with Technip USA, Inc. and its predecessors from 2007 and with Veritas DGC, Inc. from 1993 to 2007. She began her career as an auditor with Price Waterhouse, now PricewaterhouseCoopers, in 1987. Ms. Goodwin is a member of the supervisory board of Arcadis NV, a global design, engineering and management consulting company. Ms. Goodwin was appointed a director of Oceaneering in February 2018. She is a member of the Audit Committee and the Compensation Committee.
The Board has determined that Ms. Goodwin is qualified to serve on our Board based on her considerable experience as an executive officer, particularly with operational and financial experience, as well as her accounting background. Ms. Goodwin’s significant operational and financial background, including over 20 years of experience in the oil and gas products and services industry, allows her to provide valuable contributions to our Board.
John R. Huff
Mr. Huff, 72, has been Chairman of Oceaneering’s Board of Directors since 1990. He served as Chief Executive Officer of Oceaneering from 1986 to 2006. Mr. Huff also serves as a director of Suncor Energy Inc. and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP. Mr. Huff previously served as a director of several other publicly traded companies, including KBR, Inc., within the past five years, and several others in the oilfield services industry. He is a member of the National Academy of Engineering. Mr. Huff has been a director of Oceaneering since 1986.
The Board has determined that Mr. Huff is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including over 25 years as Chairman of our Board, his in-depth knowledge regarding Oceaneering and its businesses which he gained through 20 years as our Chief Executive Officer, and his considerable experience as an entrepreneur and a director of several other, large multi-national companies, including several companies engaged in oilfield-related and other energy-related businesses. Mr. Huff has extensive knowledge of the oil and gas industry as well as relationships with chief executive officers and senior management at oil and gas and oilfield service companies throughout the world. Including his service on our Board, Mr. Huff has over 50 years of experience with companies engaged in oilfield-related or other energy-related businesses.
Steven A. Webster
Mr. Webster, 66, has served as Co-Managing Partner of Avista Capital Partners LP, a private equity firm focused on investments in the energy, healthcare and other business sectors, since he co-founded that firm in 2005. From 2000 until 2005, Mr. Webster served as the Chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity. From 1997 to 1999, he was the Chief Executive Officer and President of R&B Falcon Corporation, and prior to that, was Chairman and Chief Executive Officer of Falcon Drilling Company, which he founded in 1988. Mr. Webster is a director and Chairman of Carrizo Oil & Gas, Inc. He also serves as a director of Era Group Inc. In addition, Mr. Webster serves as a trust manager of Camden Property Trust. Within the past five years, Mr. Webster previously served as a director of Basic Energy Services, Inc., Geokinetics, Inc., Hercules Offshore, Inc., Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP, and SEACOR Holdings, Inc. Mr. Webster has been a director of Oceaneering since March 2015. He is the chairman of the Nominating and Corporate Governance Committee of Oceaneering’s Board.
The Board has determined that Mr. Webster is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business leadership skills from his tenure as chief executive officer of publicly traded companies, his over 30-year career in private equity and investment activities, and his experience as a director of various other public and private companies. Mr. Webster has over 35 years of experience in the onshore and offshore oil and gas exploration and production and oilfield services industries.

Continuing Directors
Information below (ages are as of May 4, 2018) is for those directors whose terms will expire in 2019 and 2020.
Class I Directors (2017 - 2020)
William B. Berry
Mr. Berry, 65, has been a director of Continental Resources, Inc. since May 2014 and a director of Frank’s International N.V. since January 2015. Mr. Berry previously served as Executive Vice President, Exploration and Production, of ConocoPhillips from 2003 until his retirement on January 1, 2008, after more than 30 years with ConocoPhillips and its predecessor, Phillips Petroleum Company, during which he held other executive positions in Africa, Asia, Europe and the Middle East. Within the past five years, Mr. Berry also served on the boards of directors of Teekay Corporation, Willbros Group, Inc., Access Midstream Partners, L.P. and Nexen Inc. Mr. Berry has been a director of Oceaneering since June 2016. He is the chairman of the Compensation Committee and a member of the Audit Committee.
The Board has determined that Mr. Berry is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business acumen and leadership skills derived in part from his tenure as an executive officer of a publicly traded customer of ours, his over 30 years in exploration and production, and his experience as a director of various other public companies. Mr. Berry has significant financial and operational expertise and experience.
T. Jay Collins
Mr. Collins, 71, has been a director of Pason Systems Inc. since 2012, Murphy Oil Corporation since August 2013 and NuMat Technologies, Inc. since February 2015. He previously served as Oceaneering’s Chief Executive Officer from 2006 to 2011, President from 1998 to 2011, Chief Operating Officer from 1998 until 2006, Executive Vice President – Oilfield Marine Services from 1995 to 1998, and Senior Vice President and Chief Financial Officer from 1993 to 1995. Mr. Collins has been a director of Oceaneering since 2002.
The Board has determined that Mr. Collins is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his thorough knowledge regarding Oceaneering and its businesses, which he gained through his years of service as a member of our executive management team, as well as through his prior service on our Board. Mr. Collins has extensive knowledge of the oil and gas industry. Including his service on our Board, Mr. Collins has over 40 years of experience with companies engaged in oilfield-related or other energy-related businesses.
Jon Erik Reinhardsen
Mr. Reinhardsen, 61, became a member of the board of directors of Statoil ASA in September 2017. He serves as the chair of Statoil ASA’s board. From 2008 through August 2017, he served as President and Chief Executive Officer of Petroleum Geo-Services ASA (“PGS”).  Prior to joining PGS, he held executive positions in Alcoa Inc. and Aker Kvaerner ASA. Mr. Reinhardsen has been a director of Borregaard ASA since April 2016 and Telenor ASA since May 2014. Mr. Reinhardsen served as a director of Cameron International Corporation from 2009 until its acquisition by Schlumberger N.V. in April 2016, Hoegh Autoliners Holdings AS from 2006 to 2014, and Hoegh LNG Holdings Ltd. from 2006 to 2014. Mr. Reinhardsen has been a director of Oceaneering since October 2016. He is a member of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
The Board has determined that Mr. Reinhardsen is qualified to serve on our Board based on his extensive experience in, and knowledge of, the subsea oilfield services industry, his involvement with renewable energy, his international perspective and his experience as a director of various other public companies. Mr. Reinhardsen has significant financial and operational expertise and experience.
Class III Directors (2016 - 2019)
Roderick A. Larson
Mr. Larson, 51, joined Oceaneering in May 2012 as Senior Vice President and Chief Operating Officer. He became President in February 2015 and President and Chief Executive Officer in May 2017.  Mr. Larson previously held positions with Baker Hughes Incorporated from 1990 until he joined Oceaneering, serving most recently as President, Latin America Region from January 2011. Previously, he served as Vice President of Operations, Gulf of Mexico Region from 2009 to 2011, Gulf

Coast Area Manager from 2007 to 2009, and Special Projects Leader Technical Training Task from 2006 to 2007. Mr. Larson also serves as a director of Newpark Resources, Inc. Mr. Larson has been a director of Oceaneering since May 2017.
The Board has determined that Mr. Larson is qualified to serve on our Board based on his in-depth knowledge regarding our business, derived from his service as a member of our executive management team, and over 25 years of experience in the oilfield services industry. Mr. Larson is a member of the National Petroleum Council.
M. Kevin McEvoy
Mr. McEvoy, 67, served as Chief Executive Officer of Oceaneering from 2011 to May 2017. Mr. McEvoy joined Oceaneering in 1984, when we acquired Solus Ocean Systems, Inc. Since 1984, he held various senior management positions in each of our operating groups. He was appointed Executive Vice President in 2006, with the additional position of Chief Operating Officer in 2010, and President from 2011 to February 2015. Mr. McEvoy is also a director of EMCOR Group, Inc. Mr. McEvoy has been a director of Oceaneering since 2011.
The Board has determined that Mr. McEvoy is qualified to serve on our Board based on his thorough knowledge of Oceaneering and its businesses, which he gained through his years of service in each of our five business segments and as a member of our executive management team, as well as through his prior service on our Board. Mr. McEvoy has over 40 years of experience in offshore, diving and other subsea and marine-related activities, primarily in oilfield-related areas, with significant international exposure.
Paul B. Murphy, Jr.
Mr. Murphy, 58, has, since 2010, been Chief Executive Officer and chairman of the board of directors of Cadence Bancorporation and Chief Executive Officer of Cadence Bancorp, LLC, which formed Cadence Bank in 2009. Cadence Bancorporation is a regional bank holding company headquartered in Houston, Texas. Mr. Murphy previously was employed by Amegy Bank of Texas from 1990 to 2009, where he served in senior leadership roles, including as Chief Executive Officer from 2000 to 2009 and as a director of that bank from 1994 to 2009. Mr. Murphy also serves as a director of GP Natural Resource Partners LLC, the general partner of Natural Resource Partners L.P., and as a director of Hines Real Estate Investment Trust, Inc. He served as a director of the Federal Reserve Bank of Dallas – Houston Branch from 2009 through 2015. Mr. Murphy has been a director of Oceaneering since August 2012. He is chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.
The Board has determined that Mr. Murphy is qualified to serve on our Board based on his considerable experience as an executive officer and director of both privately owned and publicly traded companies, particularly financial institutions. Mr. Murphy’s financial background, including over 35 years of business and entrepreneurial experience in the financial services industry, allows him to provide valuable contributions to our Board. Including his service on our Board, Mr. Murphy has over 20 years of experience as a director of publicly owned companies.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth the number of shares of Common Stock beneficially owned as of March 21, 2018 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

Name	Number of Shares (1)	Number of Shares Underlying Restricted Stock Units (2)	Total (3)
Stephen P. Barrett	13,311	31,816	45,127
William B. Berry	18,000	—	18,000
T. Jay Collins	37,452	—	37,452
Alan R. Curtis	16,551	35,253	51,804
Deanna L. Goodwin	8,000	—	8,000
Clyde W. Hewlett	44,790	58,545	103,335
John R. Huff	110,196	—	110,196
Roderick A. Larson	29,555	132,233	161,788
David K. Lawrence	13,840	29,298	43,138
M. Kevin McEvoy	173,670	71,055	244,725
Paul B. Murphy, Jr.	23,000	—	23,000
Jon Erik Reinhardsen	18,000	—	18,000
Steven A. Webster	22,000	—	22,000
All directors and executive officers as a group (18 persons)	611,511	442,267	1,053,778

(1)
There are no outstanding stock options held by any of our directors or executive officers. Includes the following shares granted in 2018 pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no dispositive power: Mr. Berry – 8,000; Mr. Collins – 8,000; Ms. Goodwin – 8,000; Mr. Huff – 13,000; Mr. McEvoy – 8,000; Mr. Murphy – 8,000; Mr. Reinhardsen – 8,000; Mr. Webster – 8,000; and all directors and executive officers as a group – 69,000. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), as to which the indicated persons have the right to direct the plan trustee on how to vote: Mr. Barrett – 1,635; Mr. Curtis – 10,865; Mr. Hewlett – 286; Mr. Lawrence – 2,039; Mr. McEvoy – 31,739; and all directors and executive officers as a group – 59,556. At withdrawal, the share equivalents in the 401(k) Plan are to be settled in shares of Common Stock. Also includes 1,620 shares as to which one of our executive officers has shared voting and dispositive powers; however, there are no shares over which any of our directors or the Named Executive Officers has such powers. The beneficial ownership of (a) each director and executive officer represents 0.2% or less of the outstanding Common Stock and (b) all directors and executive officers as a group represents 0.6% of the outstanding Common Stock.

(2)
Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.

(3)
The indicated shares of Common Stock and Common Stock underlying restricted stock units of (a) each director and executive officer represent 0.2% or less of the outstanding Common Stock and (b) all directors and executive officers as a group represent 1.1% of the outstanding Common Stock.

Listed below are the only persons who, to our knowledge, may be deemed to be beneficial owners as of March 21, 2018 of more than 5% of the outstanding shares of Common Stock. This information is based on beneficial ownership reports filed with the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
FMR LLC 245 Summer Street Boston, MA 02210	14,741,834	(2)	15.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,701,142	(3)	8.8%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,401,374	(4)	8.5%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	5,941,287	(5)	6.0%

(1)	All percentages are based on the total number of issued and outstanding shares of Common Stock as of March 21, 2018.

(2)
The amount beneficially owned of 14,741,834 shares of Common Stock, as shown, is as reported by FMR LLC in a Schedule 13G/A filed with the SEC on February 13, 2018. The Schedule 13G/A reports that FMR LLC has sole voting power with respect to 991,486 shares and sole dispositive power with respect to all 14,741,834 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant subsidiaries of FMR LLC collectively and beneficially owning the shares being reported in the Schedule 13G/A as: FIAM LLC; Fidelity Institutional Asset Management Trust Company; FMR Co., Inc.; and Strategic Advisers, Inc. The Schedule 13G/A further reports: (i) FMR Co., Inc. is the beneficial owner of 5% or greater of the Common Stock outstanding; (ii) Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC; (iii) members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of the voting equity of FMR LLC; (iv) the Johnson family group and other equity owners of FMR LLC have entered into a voting agreement; (v) through their ownership of voting equity and the execution of the voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC; (vi) neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees; and (vii) Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The Schedule 13G/A disclaims reporting on shares, if any, beneficially owned by certain subsidiaries, affiliates or other companies whose beneficial ownership of shares is disaggregated from that of FMR LLC in accordance with SEC Release No. 34-39538 (January 12, 1998).

(3)
The amount beneficially owned of 8,701,142 shares of Common Stock, as shown, is as reported by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 9, 2018. The Schedule 13G/A reports that The Vanguard Group has sole voting power with respect to 51,913 shares, sole dispositive power with respect to 8,645,103 shares, shared voting power with respect to 11,371 shares and shared dispositive power with respect to 56,039 shares. The Schedule 13G/A further reports that: (i) Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 44,668 shares, or 0.05% of the Common Stock outstanding, as a result of its serving as investment manager of collective trust accounts; and (ii) Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 18,616 shares, or 0.02% of the Common Stock outstanding, as a result of its serving as investment manager of Australian investment offerings.

(4)
The amount beneficially owned of 8,401,374 shares of Common Stock, as shown, is as reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 29, 2018. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 7,990,019 shares and sole dispositive power with respect to 8,401,374 shares.

(5)
The amount beneficially owned of 5,941,287 shares of Common Stock, as shown, is reported by Dimensional Fund Advisors LP in a Schedule 13G filed with the SEC on February 9, 2018. The Schedule 13G reports that Dimensional Fund Advisors LP has sole voting power with respect to 5,766,285 shares and sole dispositive power with respect to

5,941,287 shares. The Schedule 13G further reports that: (i) Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”); (ii) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds; (iii) in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of such shares, however, all of the shares reported in the Schedule 13G are owned by the Funds; and (iv) Dimensional disclaims beneficial ownership of such shares.
CORPORATE GOVERNANCE
During 2017, our Board of Directors held eight meetings of the full Board and 17 meetings of committees of the Board. Each of our continuing directors attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he served (during the period of his service). In addition, we have a policy that directors are encouraged to attend the Annual Meeting. Last year, all of our directors except Messrs. Berry and Reinhardsen attended our Annual Meeting. In 2017, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2018. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chair these executive sessions on a rotating basis. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (Independent Members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3000.
Under rules adopted by the New York Stock Exchange (the “NYSE”), our Board of Directors must have a majority of independent directors. The director independence standards of the NYSE require a board determination that our director has no material relationship with us and has no specific relationships that preclude independence. Our Board considers relevant facts and circumstances in assessing whether a director is independent. Our Board has determined that, with the exception of Mr. Larson, all of our directors currently meet the NYSE independence requirements.
We have three standing committees of our Board of Directors: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board has determined that each member of these committees is independent in accordance with the requirements of the NYSE. Our Board has also determined that each member of the Audit Committee meets the independence requirements that the SEC has established for service on an audit committee.
COMMITTEES OF THE BOARD
Audit Committee
The Audit Committee, comprised of Messrs. Murphy (Chairman), Berry and Reinhardsen, held eight meetings during 2017. Effective February 2018, Ms. Goodwin replaced Mr. Reinhardsen as a member of the Audit Committee.
Our Board of Directors has determined that all current members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. For information relating to the background of each member of the Audit Committee, see the biographical information under “Information about Nominees for Election and Continuing Directors.”
The Audit Committee is appointed by our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, to assist the Board in its oversight of:

•	the integrity of our financial statements;

•	our compliance with applicable legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors;

•	the performance of our internal audit functions; and

•	the adequacy of our internal control over financial reporting.

Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and internal controls over financial reporting and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent auditors. The Audit Committee operates under a written charter adopted by our Board of Directors. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditors’ work.
In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) and the independent auditors’ annual audit of our internal control over financial reporting; recommends to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our internal auditors, independent auditors and management; reviews the general scope of our accounting, financial reporting, annual audit and our internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; and reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies. A copy of the Audit Committee charter is available in the Governance section under Investor Relations on our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”
Compensation Committee
The Compensation Committee, comprised of Messrs. Berry (Chairman), Reinhardsen and Webster, held four meetings during 2017. Effective February 2018, Ms. Goodwin replaced Mr. Webster as a member of the Compensation Committee.
The Compensation Committee is appointed by our Board of Directors to:

•	assist the Board in discharging its responsibilities relating to: (i) compensation of our executive officers and nonemployee directors; and (ii) employee benefit plans and practices; and

•
produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.

Specific duties and responsibilities of the Compensation Committee include: overseeing our executive and key employee compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus plans, long-term incentive plans, supplemental executive retirement plan and severance, termination and change-of-control arrangements; approving employment agreements for key executives; reviewing and making recommendations to the Board regarding the directors’ and officers’ indemnification and insurance matters; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its own performance and its charter.
On an annual basis, the Compensation Committee engages a recognized human resource consulting firm (the “Compensation Consultant”) to assist the Compensation Committee in its administration of compensation for our directors and executive officers. The Compensation Consultant provides to the Compensation Committee a market analysis including: (i) total direct compensation (salary, annual incentive bonus and long-term incentive compensation), retirement benefits and perquisites for each of our executive officers and certain other key employees; and (ii) compensation for nonemployee directors among peer group companies, and other survey data (see “Compensation Discussion and Analysis – The Role of the Compensation Consultant” in this Proxy Statement). The Compensation Consultant engaged in 2017, as in 2016 and 2015, was Meridian Compensation Partners, LLC (“Meridian”).
The Compensation Committee approves the forms and amounts of annual and long-term incentive program compensation for our executive officers and other key employees, and recommends to the Board the forms and amounts of compensation for nonemployee directors.

The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the Compensation Committee charter is available in the Governance section under Investor Relations on our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, comprised of Messrs. Webster (Chairman), Murphy and Reinhardsen, held five meetings during 2017.
The Nominating and Corporate Governance Committee is appointed by our Board of Directors to, among other things:

•	identify individuals qualified to become directors of Oceaneering;

•	recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;

•	recommend to our Board a director to serve as Chairman of the Board;

•	recommend to our Board committee assignments for directors;

•	periodically assess the performance of our Board and its committees;

•	periodically review with our Board succession planning with respect to our Chief Executive Officer and other executive officers;

•	evaluate related-person transactions in accordance with our policy regarding such transactions; and

•	periodically review and assess the adequacy of our corporate governance policies and procedures.
The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter and a copy of our Corporate Governance Guidelines are available in the Governance section under Investor Relations on our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of each of these documents from us upon request.
The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.
Shareholder Nominations for Board Candidates
The Nominating and Corporate Governance Committee will also consider nominees recommended by shareholders in accordance with our Bylaws. In assessing the qualifications of all prospective nominees to the Board, the Nominating and Corporate Governance Committee will consider, in addition to criteria set forth in our Bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration also will be given to the Board’s diversity and having an appropriate mix of backgrounds and skills. In that regard, our Corporate Governance Guidelines provide that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences and that any initial list of new director candidates developed by the Nominating and Corporate Governance Committee, or by a third-party consultant engaged by or on behalf of the Nominating and Corporate Governance Committee, to fill any vacancy in Board membership should include one or more qualified women and minority candidates.
A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our Bylaws, as well as applicable securities laws and regulations of the NYSE. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Nominating and Corporate Governance Committee or by a shareholder, and will evaluate each of them on the same basis.

As to each person a shareholder proposes to nominate for election as a director, our Bylaws provide that the nomination notice must:

•
include the name, age, business address, residence address (if known) and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and

•	be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.
The nomination notice must also include, as to that shareholder and any of that shareholder’s “associates” (defined to include (i) any person acting in concert with that shareholder, (ii) any person who beneficially owns shares of Common Stock owned of record or beneficially by that shareholder and (iii) any person controlling, controlled by or under common control with, directly or indirectly, that shareholder or any person described in the foregoing clause (i) or (ii)) on whose behalf the nomination or nominations are being made:

•	the name and address of that shareholder, as they appear on our stock records and the name and address of that associate;

•	the number of shares of Common Stock which that shareholder and that associate own beneficially or of record;

•
a description of any agreement, arrangement or understanding relating to any hedging or other transaction or series of transactions (including any derivative or short position, profit interest, option, hedging transaction or borrowing or lending of shares) that has been entered into or made by that shareholder or that associate, the effect or intent of which is to mitigate loss, manage risk or benefit from share price changes or to increase or decrease the voting power of that shareholder or that associate, in any case with respect to any share of Common Stock;

•
a description of all arrangements and understandings between that shareholder or that associate and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•
a representation as to whether that shareholder or that associate, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends, (i) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (ii) otherwise to solicit proxies in support of the nomination; and

•
any other information relating to that shareholder and that associate that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations, in connection with solicitations of proxies for an election of a director.

In addition, the nomination notice must include a representation that the shareholder will notify us in writing of any change in any of the information referenced above as of the record date for the meeting of shareholders to which the nomination relates promptly following the later of that record date or the date notice of that record date is first publicly disclosed. We may require any person a shareholder proposes to nominate for election as a director under the provisions described above to furnish additional written information to determine the eligibility of that person to serve as a director.
To be timely for consideration at our 2019 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, addressed to our Corporate Secretary, not earlier than November 5, 2018 and not later than the close of business on January 4, 2019.

LEADERSHIP STRUCTURE AND BOARD RISK OVERSIGHT
We currently have a leadership structure that includes separate individuals serving as our Chief Executive Officer and Chairman of our Board. Our Board believes this structure is appropriate in the existing circumstances, as Mr. Larson, our Chief Executive Officer, and Mr. Huff, Chairman of our Board, currently serve our company in separate and distinct roles. Our Board believes it is appropriate to retain the flexibility to combine those two positions in the future, should future circumstances result in a situation in which our Board determines that such a combination is appropriate.
The members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee include only persons whom the Board has affirmatively determined are independent. None of the Chairmen of our Board committees serves as chairman of more than one of those committees. As discussed above, our Board of Directors has determined that all members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. Although our Board believes the current membership and leadership structure for our Board committees are appropriate in the existing circumstances, our Board also believes it is appropriate to retain the flexibility to change Board committee memberships and leadership structure in the future, should future circumstances warrant such a change in the view of our Board.
The risk oversight role of our Board and its committees is set forth in our Corporate Governance Guidelines and respective committee charters. Our Board and its committees are actively involved in the oversight of risks applicable to Oceaneering through oversight of our enterprise risk management program. Our Board oversees our:

•	financial- and compliance-related risks with the assistance of the Audit Committee;

•
risks associated with our Board and executive officer leadership and succession, conflicts of interest, and more generally with the adequacy of our governance policies and procedures, with the assistance of the Nominating and Corporate Governance Committee; and

•	risks associated with compensation policies and practices for executive officers and key employees with the assistance of the Compensation Committee.
Our Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk-taking. Based on analyses conducted by management and discussed with the Compensation Committee, we do not believe that our compensation programs for our executives and other employees are reasonably likely to have a material adverse effect on us. Our Board believes that the current structure of our Audit Committee, with all members being independent and audit committee financial experts, and our Nominating and Corporate Governance Committee and Compensation Committee, with all members being independent, provides for an efficient and effective means of overseeing these risks. Our Board also oversees our strategic and operations-related risks. Our Board believes that the relative levels of experience and independence of our Board members, collectively, support the Board’s ability to effectively oversee these risks.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. None of our directors or executive officers are members of the same family.
CODE OF ETHICS

Our Board of Directors adopted a code of ethics that applies to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer, Chief Accounting Officer, Treasurer or Controller, and a code of business conduct and ethics that applies to all our officers, directors and employees. Each is available on the Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a printed copy of these codes from us upon request. Any change in or waiver of these codes of ethics will be disclosed on our Web site.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2017, except that Mr. Eric A. Silva, our Senior Vice President, Operations Support filed a Form 4 that reported, after the time prescribed, a purchase of Common Stock by him and Mr. Robert P. Moschetta, our Senior Vice President, Health Safety Environment/Training/Quality, filed a Form 4 that reported, after the time prescribed, a sale of Common Stock by him.
REPORT OF THE AUDIT COMMITTEE
During the year ended December 31, 2017, the Audit Committee of Oceaneering International, Inc.’s Board of Directors was comprised of the directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee met eight times during the year ended December 31, 2017. The Committee reviewed and discussed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, all of Oceaneering’s earnings releases in 2017 prior to the public release of those earnings releases. In addition, the Chairman of the Committee reviewed and discussed with management the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017, prior to their being filed with the Securities and Exchange Commission.

The Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2017. Members of management represented to the Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young matters required to be discussed under the standards of the Public Company Accounting Oversight Board. The Committee also reviewed and discussed, with management and Ernst & Young, our management’s report and Ernst & Young’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Ernst & Young provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s independence, and the Committee discussed with Ernst & Young their independence from Oceaneering. The Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
Based on the Committee’s discussions with management and Ernst & Young and the Committee’s review of the items referred to above, the Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2017 be included in the Form 10-K for the year ended December 31, 2017 filed with the SEC.

Audit Committee
Paul B. Murphy, Jr., Chairman William B. Berry Jon Erik Reinhardsen

PROPOSAL 2
ADVISORY VOTE ON A RESOLUTION TO APPROVE
THE COMPENSATION OF OCEANEERING’S NAMED EXECUTIVE OFFICERS
As required by Section 14A(a)(1) of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (including, for purposes of this proposal, our Former Chief Executive Officer) as disclosed in this Proxy Statement.
In making compensation decisions, the Compensation Committee of our Board of Directors considers all elements of compensation when setting each element of compensation. The Compensation Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan value against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries.
As described in detail under the “Compensation Discussion and Analysis” section of this Proxy Statement below, our compensation program for Named Executive Officers is designed to attract, retain and motivate key executives and to deliver a competitive package that is aligned with our shareholders’ interests, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.
A significant portion of our compensation program is delivered through variable compensation elements that are tied to key performance objectives. Generally, at least one-half of the 2017 target total direct compensation (annual salary, annual incentives and long-term incentives) of our Named Executive Officers is performance-based and approximately 60% of the estimated grant date value of their long-term incentive awards is performance-based.
Achievement of specific financial goals below threshold for the period of 2015-2017 resulted in there being no long-term incentive performance unit cash payouts for any participating employees. Compared to 2016, our operating income for 2017 declined 85%. Accordingly, we have continued a series of initiatives we started in 2015 to align our operations with current and anticipated activity and pricing levels, which have necessarily included workforce reductions, incurring unusual expenses and making certain accounting adjustments. Despite these challenges, notable achievements in 2017 included:

•	each of our operating segments was profitable, achieving operating income of $11 million;

•	declaring cash dividends aggregating to $44 million, or $0.45 per share;

•	continuing substantial investments in opportunities to expand our business, with 2017 capital expenditures of approximately $105 million (including $11 million on acquisitions/investments);

•	ending the year with a subsea products backlog of $276 million; and

•
maintaining an appropriately capitalized balance sheet with $752 million of working capital, including $430 million of cash and cash equivalents, $800 million of debt and $1.7 billion of equity at December 31, 2017.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the Named Executive Officers as described in this Proxy Statement in accordance with the rules of the SEC. As an advisory vote, it is not binding. However, our Board of Directors and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our executive officers.
Accordingly, we ask our shareholders to vote on the following resolution:
RESOLVED, that Oceaneering’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Oceaneering’s Proxy Statement for its 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other compensation-related tables and accompanying narrative disclosures.
In accordance with our Bylaws, the adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal at the 2018 Annual Meeting of Shareholders.

Because abstentions are counted as present for purposes of the vote on this proposal, but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this vote.
Our Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. The persons named in the accompanying proxy intend to vote such proxy FOR approval of the compensation of our Named Executive Officers unless a choice is set forth therein or unless an abstention or broker “non-vote” is indicated therein.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering cautions investors not to apply these statements to other contexts.
The following Compensation Discussion and Analysis, or “CD&A,” provides information regarding the compensation programs in place for our current Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers during 2017. We refer to these individuals in this Proxy Statement as the “Named Executive Officers.” In addition, this CD&A provides some compensation-related information for our former Chief Executive Officer, Mr. Kevin McEvoy, who retired in May 2017 (our “Former Chief Executive Officer”). This CD&A also includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how we determine amounts paid) and how each element fits into our overall compensation objectives. As used in this CD&A, references to the “Committee” mean the Compensation Committee of our Board of Directors.
Executive Summary
Our executive compensation program is designed to attract, retain and motivate key executives and to deliver a competitive package to our executive officers that is aligned with our shareholders’ interests. When considering our program, we believe it is important to note:

•
the primary components of our compensation program consist of annual base salary, annual incentives, long-term incentives and retirement plans that are designed in the aggregate to provide opportunity that is competitive with the 50th percentile of a peer group and survey data identified by the Compensation Consultant retained by the Committee;

•
a significant portion of the program is delivered through variable compensation elements that are tied to key performance objectives of Oceaneering. Generally, at least one-half of the target total direct compensation (annual salary and annual and long-term incentives at target levels) is performance-based and approximately 60% of the estimated grant date value of long-term incentive awards is performance-based;

•
the worldwide slump in oil prices from 2014 levels and resulting slowdown in deepwater activity continued to impact our business and financial results and, accordingly, negatively affected the annual and long-term incentive compensation of the Named Executive Officers;

•
annual incentive payouts for the Named Executive Officers for 2017 were approximately 26% of target amounts, reflecting achievement of positive cash flow between threshold and target levels and attainment of health, safety, environmental protection and quality goals at target; and

•
there were no payouts to the Named Executive Officers under our 2015 long-term incentive performance unit program, as the threshold level of performance for the period of January 1, 2015 through December 31, 2017 was not attained for either average return on invested capital or cumulative cash flow.

Meridian Compensation Partners, LLC, the compensation consultant retained by the Committee (the “Compensation Consultant”), performed, among other things, an assessment of:

•	the continued validity of the peer group of companies used for comparison purposes in the preceding year;

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the competitiveness of cash compensation, equity awards, retirement benefits and perquisites provided to our executive officers and other key employees relative to our peer group and energy industry survey data;

•	Oceaneering’s performance relative to our peer group in terms of our Chief Executive Officer’s annual cash bonus payout; and

•	Oceaneering’s incentive structure for executive officers.
The Compensation Consultant assessed that:

•	the peer group selected by the Committee was appropriate;

•	the target total direct compensation of most Oceaneering executives was at or below the relevant 50th percentile of the peer group;

•	executive compensation and Oceaneering’s performance were generally aligned in favor of our shareholders’ interests; and

•
Oceaneering’s incentive structure for its executive officers was generally aligned with Oceaneering’s compensation philosophy and objectives and market practices, although Oceaneering’s executive compensation has placed more emphasis than its peers on annual incentives, meeting absolute performance goals, limiting upside leverage, and denominating long-term performance awards in cash.

Compensation Philosophy and Objectives
Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives without exposing us to excessive or unnecessary risk, and reward them for superior performance. We use several different compensation elements in the executive compensation program that are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program.
Compensation Should Be Related to Performance
The Committee and our Board of Directors believe that a significant portion of an executive officer’s direct compensation should be tied to overall company performance and measured against financial goals and other performance-based objectives.
Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in years when performance is better than the objectives established for the relevant performance period, Named Executive Officers should be paid more than the target awards and, when our performance does not meet planned objectives, incentive award payments should be less than such targets, in the absence of special circumstances.
Compensation Programs Should Motivate Executives to Remain With Us
We believe that there is significant value to our shareholders for our executive officers to remain with our company over time. Our business success and growth depend on leadership by executives with a keen understanding of our services and products and the markets we serve and who can develop and maintain strong customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For these reasons, a significant part of our executive compensation arrangements historically has been a combination of long-term incentive compensation arrangements, with awards that have provided for vesting over several years. In addition, to promote long-term retention, we provide our executive officers with incentives to remain focused on their duties in the event of any change of control, including some financial security in the event of a change of control. We also provide for long-term benefits through retirement plans (see “— Post-Employment Compensation Programs” below).
Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation
We believe that the portion of an executive officer’s total compensation that varies with our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that, generally, at least one-half of the target total direct compensation (the sum of annual base salary and annual incentive bonus and long-term incentive compensation at target levels) of our executive officers should be at risk against short- and long-term performance goals, and our Chief Executive Officer should be subject to a greater amount of such risk than other executive officers.

Incentive Compensation Should Balance Short-Term and Long-Term Performance
We strive to maintain an executive compensation program that balances short-term, or annual, results and long-term results. To reinforce the importance of this balance, we regularly provide our executive officers both annual and long-term incentives. We believe we should avoid disproportionately large short-term or annual incentives that could encourage our executive officers to take excessive and unnecessary risks. The value for participants in our long-term incentive programs generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.
The Committee’s approach to long-term incentives is to make both service- and performance-based awards to our executive officers and other key employees. The service-based awards have consisted of restricted stock units, and the performance-based awards have consisted of performance units. The long-term incentive awards are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting as described below under “— Long-Term Incentive Compensation.” The Committee believes that performance-based awards, valued at target level, should account for approximately 60% of the total annual long-term incentive compensation of the Named Executive Officers and service-based awards should account for the balance. For this purpose, the Committee assumes a value for restricted stock units based on the grant date value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 – Stock Compensation (“FASB ASC Topic 718”) and performance units based on the value at target of $100 per unit. The Committee believes that this approach promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy tax withholding requirements. Upon vesting, the value of the performance units will be paid in cash.
Compensation Levels Should Be Competitive
The Committee reviews competitive compensation information as part of its process in establishing target total direct compensation and retirement plan values that are competitive. In making compensation decisions, the Committee considers all elements of compensation when setting each element of compensation. The Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan values against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and industry survey data.
The Role of the Compensation Committee
The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation programs and agreements. The Committee annually reviews corporate goals and objectives, and sets the compensation levels for our executive officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of our executive officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer or other members of management present.
The Committee reviews comparative compensation information compiled by a compensation consultant as described in “— The Role of the Compensation Consultant” below; however, the Committee does not base its decisions on targeting compensation to specific benchmarks. Comparative compensation is one factor used by the Committee in making its compensation decisions. Overall, however, our compensation program for the Named Executive Officers is intended to create a total compensation opportunity that, on average, is competitive with the 50th percentile in the aggregate of appropriate competitive comparative compensation for a Named Executive Officer, as discussed in “— The Role of the Compensation Consultant” below. For additional information regarding the role and responsibility of the Committee, see “Committees of the Board — Compensation Committee” above.
Impact of 2017 Say-on-Pay Vote on Executive Compensation
In approving the 2018 compensation of the Named Executive Officers, the Committee reviewed the vote on the say-on-pay proposal at the 2017 Annual Meeting of Shareholders. Approximately 92% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of Oceaneering’s approach to executive compensation. Accordingly, the Committee did not adopt any specific changes based on the vote. The Committee will continue to consider the outcome of Oceaneering’s say-on-pay votes when making future compensation decisions for named executive officers. The Committee expects to continue to hold say-on-pay votes every year, which is consistent with the votes cast by shareholders at the 2017 Annual Meeting regarding the frequency of such votes.

The Role of the Compensation Consultant
In 2017, the Committee continued to retain Meridian as the Compensation Consultant to: (i) review the peer group of companies used for comparison purposes in the preceding year and assess the peer group’s continued validity; (ii) conduct a review of the competitiveness of our total direct compensation, retirement benefits and perquisites of the Named Executive Officers and other key employees, relative to data disclosed in proxy statements and other filings with the SEC by the peer group of companies and survey data; (iii) conduct a pay-for-performance analysis to assess the alignment of Chief Executive Officer pay and company performance for Oceaneering and the peer group of companies identified; (iv) assess Oceaneering’s incentive structure for executive officers; (v) assess Oceaneering’s compensation for nonemployee directors relative to compensation programs of a peer group of companies; (vi) assist in assessment of potential excise taxes pursuant to Section 4999 of the Code, assuming a change of control occurred on December 31, 2017; and (vii) assist the Committee in its duties with respect to the compensation of our executives, other key employees and nonemployee directors for 2018. The Committee engaged Meridian in August 2016 to provide similar assistance to the Committee with respect to the compensation of our executive officers, our other key employees and nonemployee directors for 2017. The decision to engage the Compensation Consultant and approval of its compensation and other terms of engagement were made by the Committee without reliance on any recommendation of management. The Compensation Consultant’s only work for Oceaneering in 2017, as in 2016, was at the direction of the Committee. The Committee considered this and other factors in its recent assessment of the independence of the Compensation Consultant and concluded that the Compensation Consultant’s work for the Committee does not raise any conflict of interest.
In February 2017, the Compensation Consultant assessed the continuing validity of the peer group of companies used for comparison purposes in the review conducted for the Committee in 2016 and recommended a list of 16 publicly traded companies as the peer group for comparison purposes in its 2017 review (collectively, the “Compensation Peer Group”). The Compensation Peer Group was comprised of 14 of the 17 companies utilized as the peer group in 2016, reflecting the removal of Exterran Corporation, FMC Technologies, Inc. (now TechnipFMC plc) and Tidewater, Inc., due to comparability issues, and the addition of Forum Energy Technologies, Inc. and Frank’s International N.V. In August 2017, the Compensation Peer Group was reduced to 15 companies with the removal of Atwood Oceanics, Inc., due to its announced acquisition by Ensco plc, which was completed in October 2017.
The companies included in the Compensation Peer Group were approved for inclusion by the Committee, primarily due to their operational focus broadly within the oilfield services industry and the belief that we compete with these companies for talent and for shareholder investment. The companies (besides Oceaneering) comprising the Compensation Peer Group were:

Bristow Group Inc.	Frank’s International N.V.	Oil States International, Inc.
Diamond Offshore Drilling, Inc.	Helix Energy Solutions Group, Inc.	Rowan Companies plc
Dril-Quip, Inc.	Helmerich & Payne, Inc.	Superior Energy Services, Inc.
Ensco plc	McDermott International, Inc.	Transocean Ltd.
Forum Energy Technologies, Inc.	Noble Corporation plc	Weatherford International plc
The survey data used by the Compensation Consultant were obtained from the 2017 Total Compensation Survey for the Energy Sector conducted by Mercer, which reports pay for all segments of the energy business for a variety of executive-level positions in which 200 organizations participated on average over the past three years (the “Compensation Survey Data”), representing a broad sample of the energy industry. The Compensation Consultant identified the 25th, 50th and 75th percentiles for base salary and annual bonus and long-term incentive compensation at target values and, individually and in the aggregate, for the comparable position and pay of each of the Named Executive Officers and other key employees from (i) information disclosed in relevant filings with the SEC by the companies comprising the Compensation Peer Group and (ii) the Compensation Survey Data. The Compensation Consultant provided this and other information to the Committee at the Committee’s regularly scheduled meetings in 2017 and 2018.
Compensation Benchmarking
The Compensation Consultant conducted a market analysis of Oceaneering’s executive compensation levels and the components of such compensation for 2016 relative to the Compensation Survey Data and Compensation Peer Group disclosure data (discussed in “— The Role of the Compensation Consultant” above). The Compensation Consultant determined that, in the aggregate, the target total direct compensation of most Oceaneering executives was at or below the relevant 50th percentile of the Compensation Peer Group. The target total direct compensation of the Named Executive Officers was at or below the 25th percentile of the peer group, reflecting executive transitions. For the Named Executive Officers in the aggregate, base salaries and long-term incentives at target levels were below the 25th percentile of the Compensation Peer Group, while annual cash incentives at target levels were above the median. Retirement plan values and perquisites did not significantly affect the market position of the Named Executive Officers’ target total annual compensation value.
Pay for Performance
The Compensation Consultant assessed the alignment of executive pay to Oceaneering’s performance in 2016 relative to the Compensation Peer Group in terms of our Former Chief Executive Officer’s actual annual bonus with our net income growth, return on average capital and total shareholder return compared to the Compensation Peer Group. Based on that assessment, the Compensation Consultant concluded that our Chief Executive Officer’s compensation and Oceaneering’s performance were aligned in favor of shareholder interests, noting that Oceaneering was one of five companies in the Compensation Peer Group that did not pay bonuses to their chief executive officers for 2016 and that Oceaneering’s performance in terms of net income growth and total shareholder return was in the bottom half of the Compensation Peer Group, although Oceaneering’s return on average capital was in the top half of the group.
2017 Executive Compensation Components
For 2017, the primary components of our compensation program for Named Executive Officers were:

•	annual base salary;

•	annual incentive awards paid in cash;

•	long-term incentive programs comprised of restricted stock units and performance units; and

•	retirement plans.
Annual Base Salary
The Committee considers base salary levels annually, generally in late February or early March, as well as upon a promotion or significant change in job responsibility. Each year, our Chief Executive Officer recommends base salaries for the other executive officers based on historical levels of base salaries and general market movement, with adjustments he deems appropriate based on the overall performance of the executive officer, including a review of relevant individual and operational or functional group contributions and performance, over the past year. In reviewing the Chief Executive Officer’s recommendations and in deciding base salaries for all executive officers, the Committee considers each officer’s level of responsibility, experience, tenure, performance and the comparative compensation information provided by the Compensation Consultant. The Committee’s evaluation of each executive officer also takes into account an evaluation of Oceaneering’s overall performance. In February 2017, the Committee approved salary increases for Messrs. Curtis and Lawrence, effective as of January 1, 2017, of 15% and 10%, respectively; the base salaries approved for the other Named Executive Officers and our Former Chief Executive Officer were unchanged from 2016 levels. In May 2017, the Committee approved an increase of approximately 27% in Mr. Larson’s salary, which took into account his appointment as President and Chief Executive Officer following Mr. McEvoy’s retirement as Chief Executive Officer.
Annual Incentive Awards Paid in Cash
In late February or early March of each year, the Committee approves a performance-based annual cash bonus award program under our shareholder-approved incentive plan for executive officers and certain other employees, currently our Second Amended and Restated 2010 Incentive Plan (our “Incentive Plan”). At that time, the Committee also approves the final bonus amounts payable under the cash bonus award program for the previous year.
The cash bonus award opportunities under this program have generally been determined by comparing actual to threshold, target and maximum results with respect to one or more selected financial metrics for our executive officers or a combination of financial and non-financial metrics for other employees, including attainment of health, safety, environmental and quality (“HSEQ”) goals, as approved by the Committee. The financial metric(s) have included our consolidated net income for the year, relevant product- or service-line operating income for the year, or a combination of both. For each participant, the maximum bonus achievable was an approved percentage of the participant’s annual salary determined by the Committee.
In February 2017, the Committee approved a cash bonus award program for 2017. For the Named Executive Officers, bonus opportunities were determined by comparing actual results to the performance levels set by the Committee for our consolidated earnings before interest, taxes, depreciation and amortization for calendar year 2017 (“2017 EBITDA”), subject to reduction by up to 10% if certain HSEQ goals were not fully satisfied. The cash payout opportunity under the program for each Named Executive Officer was a specified percentage of his 2017 base salary (prorated for any changes in salary during the year).
As recommended by our Former Chief Executive Officer and approved by the Committee in February 2017, the target amount for our 2017 EBITDA was $310 million, reflecting our forecast assumptions that demand and pricing for many of the services and products we offered would decline from 2016 levels and our projection that all our oilfield business segments would have lower operating income in 2017 than 2016. The executive officers in the program for 2017 and their respective target awards, as a percentage of base salary, included: Mr. Larson – 125%; Mr. Hewlett – 100%; Mr. Curtis – 75% (increased from 70% for 2016, reflecting his increased responsibilities); Mr. Lawrence – 70%; and Mr. Barrett – 70%. Mr. McEvoy, due to his retirement as Chief Executive Officer in May 2017, did not participate in the 2017 cash bonus award program. The bonus participation levels for our continuing Named Executive Officers, in each case as a percentage of base salary, were generally consistent with 2016.
The table below notes the percentage of a Named Executive Officer’s target award payable under the program for the percentage of target 2017 EBITDA achieved, with interpolation between the performance levels shown. The Committee had the discretion to award an amount less than that calculated.

Performance Level	2017 EBITDA	% of 2017 EBITDA Target	% of Target Payout
Threshold	$200,000,000	65%	24%
Plan	$255,000,000	82%	50%
Target	$310,000,000	100%	100%
Maximum	$440,000,000	142%	200%
In March 2018, the Committee approved final bonus amounts payable under the annual cash bonus award program for 2017. Oceaneering achieved approximately 69% of the 2017 EBITDA target and 100% of the HSEQ target established by the Committee in February 2017, resulting in an approved payout to the Named Executive Officers equal to approximately 26% of target amounts (see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below).
Long-Term Incentive Compensation
Each year since 2006, the Committee has used annual service-based awards of restricted stock units, which are settled in shares of our Common Stock, and performance-based awards of performance units, which are paid (if paid) in cash, as employee compensation elements for our executive officers and other employees. These long-term incentive awards are subject to award agreement terms approved annually by the Committee and vest in the normal course on the third anniversary of the grant date. Further, since 2006 and for the foreseeable future, the Committee has decided to refrain from using annual awards of stock options as an employee compensation element for our executive officers and other employees. Accordingly, no stock options or stock appreciation rights were awarded in 2017. In April 2009, the Committee adopted a policy that Oceaneering would not provide U.S. federal income tax gross-up payments to any of its directors or executive officers in connection with future awards. There are no outstanding incentive awards that provide for tax gross-up payments.
In deciding upon a methodology for determining the elements of our long-term incentive program, the Committee established the following objectives:

•	deliver competitive economic value;

•	manage annual share utilization;

•	preserve the alignment of the executive’s financial and shareholding interest with those of our shareholders, generally;

•	attract and retain executives and other key employees;

•	focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value; and

•	provide that generally at least one-half of an executive’s target total direct compensation is performance-based.

In order to achieve these objectives in 2017, the Committee decided to continue to utilize our long-term incentive program, which delivers value through two vehicles, restricted stock unit awards and performance unit awards payable in cash. The Committee expects to continue its practice of considering a balance of service-based and performance-based, long-term incentive awards in late February or early March of each year, taking into account the Compensation Consultant’s assessment of the alignment of Oceaneering’s incentive structure for executive officers with our compensation philosophy and objectives and the market generally. Long-term incentive awards to new employees or in connection with other events, such as promotions, generally are considered at the next scheduled Committee meeting after the hire date or other event occasioning the consideration of the award.
In February 2017, performance unit awards payable in cash and service-based restricted stock unit awards settled in shares of our Common Stock were granted to the Named Executive Officers. At the notional value of $100 per performance unit for achievement of performance goals at target level, the performance unit awards comprised 59% of the estimated grant date total value of the long-term incentive awards to the Named Executive Officers. The restricted stock units are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting if the employee meets a specified age, or age and years-of-service, requirement or in the event of the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability. One-third of the 2017 restricted stock unit award to Mr. Hewlett vested in December 2017, as he met the applicable age and years-of-service requirements. Each restricted stock unit represents the equivalent of one share of our Common Stock but carries no voting or dividend rights. Settlement of vested restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy tax withholding requirements, upon the third anniversary of the award date or upon termination of employment for those units vested before the third anniversary of the award date. The aggregate grant date fair value of restricted stock units awarded to Named Executive Officers is reflected in the “Stock Awards” column of the “Summary Compensation Table” and “Grant Date Fair Value of Stock and Stock Option Awards” column of the “Grants of Plan-Based Awards” table below.
The performance units awarded in February 2017 are scheduled to vest in full on the third anniversary of the award date, subject to early vesting terms similar to those applicable to the restricted stock unit awards. The Committee approved specific financial goals and measures based 80% on Cumulative Three-Year Cash Flow (as defined) and 20% on total shareholder return (as defined, “TSR”) relative to a peer group that is selected by the Committee for the three-year period of January 1, 2017 through December 31, 2019 to be used as the basis for determining the final value of the performance units. Those measures were selected because of the Committee’s belief that they have a strong correlation to the creation of shareholder value. The target amount of Cumulative Three-Year Cash Flow during this three-year performance period was selected because it was three times the 2017 EBITDA then expected to be achieved. The amount of Cumulative Three-Year Cash Flow and relative TSR over the three-year performance period necessary to achieve the threshold, target and maximum level goals for these performance measures were as follows:

Performance Measures	Threshold	Target	Maximum
Cumulative Three-Year Cash Flow	$612 million	$767 million	$1.075 billion
Relative TSR	30th Percentile	50th Percentile	90th Percentile or Above
The final value of each performance unit may range from $0 to $200, with the threshold, target and maximum levels of achievement of goals valued at $50, $100 and $200, respectively. The value of vested performance units will be determined by the Committee and payable in cash.
The determination of the final value of each performance unit is based on the application of the following grid (with interpolation between the specified threshold, target and maximum levels). Regardless of the actual final value determined in accordance with the following grid, if Oceaneering’s TSR for the Performance Period is negative, then the amount attributable to relative TSR may not exceed the target level.

Cumulative Three-Year Cash Flow	Unit Values
Maximum	$160.00	$170.00	$180.00	$200.00
Target	$80.00	$90.00	$100.00	$120.00
Threshold	$40.00	$50.00	$60.00	$80.00
Below Threshold	$0.00	$10.00	$20.00	$40.00
	Below Threshold	Threshold	Target	Maximum
	Relative TSR

The estimated future payout of the performance unit awards to Named Executive Officers if each of the performance measures is achieved at the threshold, target or maximum level is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below.
For 2017, none of Mr. McEvoy’s compensation as Chief Executive Officer was at risk against short- or long-term performance goals, as Mr. McEvoy did not participate in our 2017 annual or long-term incentive compensation programs for employees. Approximately 58% of the target total direct compensation of Mr. Larson, our Chief Executive Officer since May 2017, was at risk against short- and long-term performance goals, and between approximately 50% and 55% was at risk for each of the other Named Executive Officers.
Post-Employment Compensation Programs
Retirement Plans
We maintain a 401(k) plan and a Supplemental Executive Retirement Plan (“SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. Each of the Named Executive Officers participated in our 401(k) plan in 2017. Participation in our SERP includes Named Executive Officers and other key employees selected for participation by the Committee. Our SERP was established to provide a benefit to our executives and other key employees in excess of Code limits for our 401(k) plan, in order to attract and motivate participants to remain with us and provide retirement plan values that are competitive with those provided by companies within the Compensation Peer Group. Under our SERP, we credit each participant’s notional account with a percentage (determined by the Committee) of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to our SERP. Amounts accrued under our SERP are adjusted for earnings and losses as if they were invested in one or more deemed investments selected by the participant from those designated as alternatives by our SERP administrative committee. A participant’s vested interest in the plan is generally distributable upon termination. The percentages of base salary credited for our Former Chief Executive Officer and the Named Executive Officers in 2017 were: Mr. McEvoy – 50%; Mr. Larson – 50% (beginning in May 2017); Mr. Hewlett – 30%; Mr. Curtis – 25%; Mr. Lawrence – 20%; and Mr. Barrett – 20%. These percentages are consistent with the respective percentages of base salary credited from year-end 2016 (except as noted). Please see the “Non-Qualified Deferred Compensation” table and accompanying narrative for further information about our SERP and contributions to the Named Executive Officers’ accounts.
Change-of-Control Agreements
We have entered into change-of-control agreements with each of the Named Executive Officers and certain other officers, which we refer to as “Change-of-Control Agreements.” We also previously had a change-of-control agreement in place with our Former Chief Executive Officer, which effectively terminated upon his retirement in May 2017. The provisions of the Change-of-Control Agreements did not influence and were not influenced by the other elements of compensation, as the change-of-control payments and benefits serve different objectives and due to the fact that a change-of-control triggering event may never occur.
We generally limit eligibility for Change-of-Control Agreement participation to senior officers whose full support and sustained contribution would be important to the successful completion of a change of control. We believe the benefits provided by the Change-of-Control Agreements help promote long-term retention by providing some financial security to these officers against the risk of loss of employment that could result following a change of control of our company. Each Change-of-Control Agreement entitles the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the individual’s employment by us without cause (as defined below) or by the individual for good reason (as defined below) during a period of time beginning a year prior to the occurrence or, in some cases, the contemplation by the Board of a change of control (the “Effective Date”) and ending two years following the Effective Date. For purposes of the Change-of-Control Agreements, a change of control is defined as occurring if:

•
any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;

•	the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;

•
our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;

•	there has been a consummation of either a tender offer or exchange offer by a person other than us for the ownership of 20% or more of our voting securities; or

•	there has been a disposition of all or substantially all of our assets.
As defined in each Change-of-Control Agreement, cause for termination by Oceaneering means conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to service with us.
As defined in each Change-of-Control Agreement, good reason for termination by the executive includes:

•	any adverse change in status, title, duties or responsibilities;

•
any reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as may be increased subsequent to date of the Change-of-Control Agreement;

•	any relocation;

•	the failure of a successor to assume the Change-of-Control Agreement;

•	any prohibition by us against the individual engaging in outside activities permitted by the Change-of-Control Agreement;

•	any purported termination by us that does not comply with the terms of the Change-of-Control Agreement; or

•	any default by us in the performance of our obligations under the Change-of-Control Agreement.
The severance package provided for in each Change-of-Control Agreement consists of an amount equal to a multiple (three, in the case of Mr. Larson, and two, in the case of each of our other Named Executive Officers) times the sum of:

•	his highest annual rate of base salary during the then-current year or any of the three years preceding the year of termination;

•	an amount equal to the target award the Named Executive Officer is eligible to receive under the then-current annual bonus program; and

•
in the case of Mr. Larson, an amount equal to the maximum percentage of his annual base salary contributed by us for him in our SERP for the then-current year multiplied by his highest annual rate of base salary.

The severance provisions also provide that, for each Named Executive Officer:

•
the benefits under all compensation plans and programs, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and

•
he would receive benefits under all other plans and programs he then participates in for three years (in the case of Mr. Larson) or two years (in the case of each of our other Named Executive Officers).

The Change-of-Control Agreements provide that, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a parachute payment, and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including excise tax imposed pursuant to Section 4999 of the Code, were less than the amount the individual would receive if he were paid three times his “base amount,” as defined in Section 280G(b)(3) of the Code, less $1.00 (the “safe-harbor amount”), reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment would be reduced to the safe-harbor amount.
Perquisites
We provide executive officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to the Named Executive Officers in 2017 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.
Stock Ownership Guidelines
To align the interests of our directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in Oceaneering. To further that goal, our Board has adopted stock ownership guidelines requiring that our nonemployee directors and designated officers maintain minimum ownership interests in Oceaneering relative to the cash retainer generally paid to nonemployee directors (“Retainer”) or current annual base salary of the officer (“Base Salary”). Under the guidelines, we expect each of our nonemployee directors and senior officers to own a number of shares of our Common Stock having a market value or cost basis, whichever is greater, that is not less than a multiple of the Retainer or Base Salary as provided in the following table.

Level	Multiple of Retainer or Base Salary
Nonemployee Directors	5
Chief Executive Officer	5
President, Chief Operating Officer, Executive Vice President and Corporate Senior Vice Presidents	3
Other Senior Vice Presidents	2
The following forms of ownership are recognized in determining the number of shares of our Common Stock owned by a nonemployee director or executive officer for purposes of satisfying the stock ownership guidelines:

•	direct ownership of shares;

•	indirect ownership of shares, including stock or stock equivalents held in our retirement plan; and

•	vested and unvested shares of restricted stock and restricted stock units awarded under our long-term incentive programs.
Each nonemployee director and officer has five years from the date of his or her initial election or appointment to comply with the stock ownership guidelines. In the event that a nonemployee director or officer does not meet the stock ownership level within the specified time period, he or she will be prohibited from selling any stock acquired through vesting of restricted stock or restricted stock units, or upon exercise of stock options, except to pay for applicable taxes or the exercise price, until he or she satisfies the requirements. Each of our current nonemployee directors and Named Executive Officers is covered by this policy and currently satisfies the stock ownership guidelines applicable to him or is within the period allowed to achieve compliance.
Prohibitions on Derivatives Trading, Hedging, etc.
Oceaneering maintains a policy that prohibits all of its directors, officers and employees, including the Named Executive Officers, from (i) engaging in “short sales” or trading in puts, calls or other options on our Common Stock, (ii) engaging in hedging transactions involving our Common Stock and (iii) holding shares of our Common Stock in a margin account or pledging shares of our Common Stock as collateral for a loan.
Tax Deductibility of Pay
Section 162(m) of the Code generally disallows a deduction to public companies for annual compensation over $1 million paid to a chief executive officer and certain other executive officers (“covered employees”). However, for 2017 and prior years, any compensation paid to our Chief Executive Officer and other covered employees that met the requirements of qualified performance-based compensation under Section 162(m) was not subject to this deduction limitation. Following the enactment of the Tax Cuts and Jobs Act (“TCJA”), beginning with the 2018 calendar year, the $1-million annual deduction limitation under Section 162(m) applies to compensation paid to any individual who serves as the chief executive officer, chief financial officer or qualifies as one of the other three most highly compensated executive officers in 2017 or any later calendar year; there is no longer any exception for qualified performance-based compensation. Our 2017 cash bonus and performance unit programs (along with our 2016 and 2015 performance unit programs) were intended to qualify as performance-based compensation under Section 162(m). Although we can provide no assurance, given the current lack of IRS guidance on the matter, we believe the TCJA transition rules for binding contracts in effect on November 2, 2017 should continue to allow performance unit awards that will be paid after 2017 to maintain their exemption from the $1-million annual deduction limitation as long as such grants are not materially modified (“grandfathered amounts”). We are reviewing the status of the 2017 cash bonus award program under the TCJA. Our general policy, where consistent with business objectives, has been to preserve the deductibility of compensation to executive officers. However, we may authorize forms of compensation that might not be deductible, if we believe they are in the best interests of Oceaneering and our shareholders. Our 2017 service-based restricted stock unit awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1-million limit on deductibility. All or a portion of the value, when vested, of these restricted stock unit awards may not be deductible.
For periods after 2017, without the performance-based compensation exception under Section 162(m), it is expected that any compensation deductions (other than grandfathered amounts) for any individual who is our chief executive officer, chief financial officer or one of our other three most highly compensated executive officers in 2017 or any later year will be subject to a $1-million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee believes that the lost deduction on compensation payable in excess of the $1-million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Committee will continue to retain the discretion to approve compensation that is subject to the $1-million deductibility limit.
Compliance with Internal Revenue Code Section 409A
Section 409A of the Code can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide, or might be considered to provide, nonqualified deferred compensation. We seek to ensure that our compensation arrangements are either exempt from or comply with Section 409A.
REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
William B. Berry, Chairman Jon Erik Reinhardsen Steven A. Webster

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation of our Chief Executive Officer, our Senior Vice President and Chief Financial Officer, who served as our principal financial officer through December 31, 2017, and our three other most highly paid executive officers for the year ended December 31, 2017. We refer to these persons as the Named Executive Officers. The table also summarizes the compensation of our Former Chief Executive Officer through his retirement as an Oceaneering employee in May 2017.
Summary Compensation Table

Name and Principal Position as of December 31, 2017	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)(8)	Total ($)
Roderick A. Larson	2017	650,685	—	1,303,332	213,807	344,615	2,512,439
President and Chief Executive	2016	550,000	—	617,260	607,500	251,932	2,026,692
Officer (1)	2015	550,000	—	628,800	1,056,807	238,266	2,473,873

M. Kevin McEvoy	2017	244,863	—	—	—	162,672	407,535
Former Chief Executive	2016	715,000	—	1,982,435	2,250,000	406,689	5,354,124
Officer (2)	2015	715,000	—	2,001,680	3,914,100	412,085	7,042,865

Clyde W. Hewlett	2017	432,000	—	481,462	113,560	164,525	1,191,547
Chief Operating Officer	2016	432,000	—	462,945	390,000	163,516	1,448,461
	2015	384,000	—	471,600	652,350	154,501	1,662,451

Alan R. Curtis	2017	345,000	—	295,785	68,018	118,431	827,234
Senior Vice President and	2016	300,000	—	246,915	75,000	106,050	727,965
Chief Financial Officer (3)

David K. Lawrence	2017	330,000	—	254,616	60,723	99,872	745,211
Senior Vice President, General
Counsel and Secretary (3)

Stephen P. Barrett	2017	325,000	—	278,615	59,803	77,531	740,949
Senior Vice President,
Business Development (3)

(1)	On May 5, 2017, Mr. Larson, who was already serving as our President, was appointed to the additional position of Chief Executive Officer.

(2)
Mr. McEvoy retired as our Chief Executive Officer on May 5, 2017 and ceased to be an employee. See “Compensation of Nonemployee Directors” below for details of additional 2017 compensation received by Mr. McEvoy in his capacity as a nonemployee director.

(3)	No information is reported for Mr. Curtis for 2015, or for Messrs. Barrett and Lawrence for 2016 or 2015, as each was not a named executive officer under the rules of the SEC for those years.

(4)	No discretionary bonuses were awarded to the Named Executive Officers for the indicated year(s).

(5)
The amounts reflect the aggregate grant date fair values of awards of restricted stock units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2017, 2016 and 2015.

(6)
The amounts shown for 2017 are comprised of annual bonus payments made under our Annual Cash Bonus Award Program for 2017 (see “Compensation Discussion and Analysis — Annual Incentive Awards Paid in Cash” above). No cash payments were made pursuant to performance units awarded in 2015, as the Compensation Committee determined that the threshold level of performance for the period of January 1, 2015 through December 31, 2017 was not attained for either average return on invested capital or cumulative cash flow.

The amounts shown for 2016 were comprised of cash payouts pursuant to performance units awarded in 2014 of $75.00 per unit, as the Compensation Committee determined that the performance measures for the period of January 1, 2014 through December 31, 2016, were attained at the maximum level for return on invested capital and below the threshold for cumulative cash flow. No annual bonus payments were made under our Annual Cash Bonus Award Program for 2016.
The amounts shown for 2015 were comprised of cash payouts pursuant to performance units awarded in 2013 of $130.47 per unit, as the Compensation Committee determined that the performance measures for the period of January 1, 2013 through December 31, 2015, were attained at the maximum level for average return on invested capital and between the target and maximum levels for cumulative cash flow. No annual bonus payments were made under our Annual Cash Bonus Award Program for 2015.

(7)
The amount included for each attributable perquisite or personal benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by any Named Executive Officer.

(8)	The amounts shown for 2017 are attributable to the following:

•
Mr. Larson: (i) $306,667 for our contribution to his notional SERP account; (ii) $16,200 for our contribution to his 401(k) plan account; (iii) $2,174 for basic life insurance premium; and (iv) $19,574 for perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; use of sporting event tickets; use of a company-leased hunting camp; and use of a company-provided automobile;

•
Mr. McEvoy: (i) $126,614 for our contribution to his notional SERP account; (ii) $16,200 for our contribution to his 401(k) plan account; (iii) $901 for basic life insurance premium; and (iv) $18,957 for perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; club membership; and use of sporting event tickets;

•
Mr. Hewlett: (i) $129,600 for our contribution to his notional SERP account; (ii) $16,200 for our contribution to his 401(k) plan account; (iii) $1,445 for basic life insurance premium; and (iv) $17,280 for perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; and club membership;

•
Mr. Curtis: (i) $86,250 for our contribution to his notional SERP account; (ii) $16,200 for our contribution to his 401(k) plan account; (iii) $1,123 for basic life insurance premium; and (iv) $14,858 for perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium for a supplemental medical insurance plan;

•
Mr. Lawrence: (i) $66,000 for our contribution to his notional SERP account; (ii) $16,200 for our contribution to his 401(k) plan account; (iii) $1,083 for basic life insurance premium; and (iv) $16,589 for perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; and use of sporting event tickets; and

•
Mr. Barrett: (i) $65,000 for our contribution to his notional SERP account; (ii) $9,750 for our contribution to his 401(k) plan account; and (iii) $1,087 for basic life insurance premium; and (iv) $1,694 for perquisites and other personal benefits.

The following table provides information about the equity and non-equity awards to the Named Executive Officers under our Incentive Plan during the year ended December 31, 2017. Our Former Chief Executive did not participate in our 2017 annual or long-term incentive compensation programs for employees. See “Compensation of Nonemployee Directors” below for details regarding Mr. McEvoy’s compensation as a nonemployee director.
Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (4)	Grant Date Fair Value of Stock Awards (5)
			Threshold ($)	Target ($)	Maximum ($)
Roderick A. Larson (1)	2/24/2017	(2)	945,000	1,890,000	3,780,000	47,856	$1,303,332
	2/24/2017	(3)	195,206	813,356	1,626,713
Clyde W. Hewlett	2/24/2017	(2)	336,950	673,900	1,347,800	16,852	$481,462
	2/24/2017	(3)	103,680	432,000	864,000
Alan R. Curtis	2/24/2017	(2)	207,000	414,000	828,000	10,353	$295,785
	2/24/2017	(3)	62,100	258,750	517,500
David K. Lawrence	2/24/2017	(2)	178,200	356,400	712,800	8,912	$254,616
	2/24/2017	(3)	55,440	231,000	462,000
Stephen P. Barrett	2/24/2017	(2)	195,000	390,000	780,000	9,752	$278,615
	2/24/2017	(3)	54,600	227,500	455,000

(1)	Mr. Larson received an initial 2017 award on the date shown and, upon his appointment as Chief Executive Officer, a supplemental award in May 2017, on the same vesting schedule and other terms.

(2)
The amounts presented show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2017 if the threshold, target or maximum goal is satisfied for each of the performance measures. The potential payouts are performance-driven and, therefore, at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(3)
The amounts presented show the possible threshold, target and maximum bonus amounts that could have been payable under our 2017 Annual Cash Bonus Award Program. As the threshold performance for awards to the Named Executive Officers under the program was not attained, no bonus payments relating to such awards were approved. For a discussion of the program and related 2017 results, see “Compensation Discussion and Analysis — Annual Incentive Awards Paid in Cash.”

(4)
The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in 2017. For a description of the awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(5)
The amounts reflect the aggregate grant date fair value of restricted stock units computed under FASB ASC Topic 718 awarded to the Named Executive Officers in 2017. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. For a description of the awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

The following table provides information on the current holdings of unvested restricted stock units for the Named Executive Officers and our Former Chief Executive Officer as of December 31, 2017. There were no outstanding stock options held by the Named Executive Officers or our Former Chief Executive Officer in 2017.
Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Roderick A. Larson	81,980	$1,733,057
M. Kevin McEvoy	23,685	$500,701
Clyde W. Hewlett	16,766	$354,433
Alan R. Curtis	26,483	$559,851
David K. Lawrence	20,287	$428,867
Stephen P. Barrett	26,770	$565,918

(1)
Reflects unvested restricted stock units awarded pursuant to the Restricted Stock Unit Agreements entered into with the Named Executive Officers and our Former Chief Executive in 2015, 2016 and 2017. The vesting schedule for these restricted stock units is as follows:

Name	2015 Agreement (# of Units) Vesting Date	2016 Agreement (# of Units) Vesting Date		2017 Agreement (# of Units) Vesting Date			Total
	2/19/2018	12/15/2018	2/18/2019	12/15/2018	12/15/2019	2/24/2020	(# of Units)
Roderick A. Larson	12,000	—	22,124	—	—	47,856	81,980
M. Kevin McEvoy	—	23,685	—	—	—	—	23,685
Clyde W. Hewlett	—	5,531	—	5,618	5,617	—	16,766
Alan R. Curtis	7,280	—	8,850	—	—	10,353	26,483
David K. Lawrence	4,000	—	7,375	—	—	8,912	20,287
Stephen P. Barrett	7,800	—	9,218	—	—	9,752	26,770

(2)
Market value of unvested restricted stock units assumes a price of $21.14 per share of our Common Stock as of December 29, 2017 (the last trading day on the NYSE in 2017), which was the closing price of our Common Stock, as reported by the NYSE, on that date.

The following table provides information for the Named Executive Officers and our Former Chief Executive Officer on the number of shares acquired during 2017 following vesting of restricted stock unit awards and the value realized. There were no outstanding stock options held by the Named Executive Officers or our Former Chief Executive Officer in 2017.
Stock Vested

Name	Stock Awards
	Number of Shares Acquired after Vesting	Value Realized on Settlement (1)
Roderick A. Larson	9,820	$267,104
M. Kevin McEvoy	27,000	$734,400
Clyde W. Hewlett	5,700	$155,040
Alan R. Curtis	1,265	$34,408
David K. Lawrence	3,245	$88,264
Stephen P. Barrett	—	$—

(1)
The amounts reflect the gross value realized for shares acquired after vesting of restricted stock units, pursuant to the Restricted Stock Unit Agreements entered into in 2014 with the Named Executive Officers and our Former Chief Executive Officer, at a price of $27.20 per share of our Common Stock as of February 20, 2017, which was the closing price of our Common Stock, as reported by the NYSE, on that date.

We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.
Nonqualified Deferred Compensation
Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of his or her notional account balance at the time of termination of employment. A participant vests in one-third of our credited amounts each year, subject to accelerated vesting upon the soonest to occur of: (i) the date the participant has completed ten years of participation; (ii) the date that the sum of the participant’s age and years of participation equals 65; (iii) the date of termination of employment by reason of death or disability; and (iv) the date of termination of employment within two years following a change of control. Messrs. Hewlett, Curtis and Lawrence are fully vested in their SERP accounts. All participants, including Messrs. Larson and Barrett, are fully vested in deferred base salary and bonus. In 2017, Mr. McEvoy received full payment for the balance of his SERP account following his retirement in May 2017.
Amounts accrued under the SERP are adjusted for earnings and losses as if invested in one or more deemed investments selected by the participants from those designated as alternatives by the SERP administrative committee, the members of which are selected by our Board. The deemed investment vehicles are a variety of mutual fund variable accounts. Participants may reallocate their notional accounts within that group of mutual fund variable accounts by notifying the third-party administrative agent of our SERP. The administrative agent adjusts each participant’s account with any hypothetical income, gain or loss and any payments or distributions attributable to such account on a daily basis, or at such other times as the administrative agent determines, based on the performance of the specific deemed investments selected from time to time by the participant. We do not provide any “above market or preferential earnings” (as defined by SEC rules) on any amount of deferred compensation pursuant to our SERP or otherwise.
For the year ended December 31, 2017, as reported by the administrative agent of our SERP, the deemed investment options available pursuant to our SERP generated hypothetical annual returns (losses) ranging from (1.7)% to 38.8%.
The following table provides information on our non-qualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

Name	Executive Contributions in 2017 ($)	Company Contributions in 2017 ($)(1)	Aggregate Earnings (Losses) in 2017 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2017 ($)(3)
Roderick A. Larson	—	306,667	175,041	—	1,803,617
M. Kevin McEvoy	—	126,614	329,372	(6,167,767)	—
Clyde W. Hewlett	21,600	129,600	436,078	—	3,661,911
Alan R. Curtis	—	86,250	257,625	—	1,849,991
David K. Lawrence	—	66,000	111,783	—	882,615
Stephen P. Barrett	162,500	65,000	123,927	—	811,445

(1)
The amounts reflect the credited contributions we made to the accounts of the Named Executive Officers in 2017. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)
The amounts reflect hypothetical accrued gains (or losses) in 2017 on the aggregate of contributions by the Named Executive Officers and us on notional investments designed to track the performance of the funds selected by the Named Executive Officers, as reflected below. No amounts of such aggregate earnings are reported in the “Summary Compensation Table” above.

	Aggregate Earnings (Losses) for the Year
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
Roderick A. Larson	45,991	129,050	175,041
M. Kevin McEvoy	4,234	325,138	329,372
Clyde W. Hewlett	233,139	202,939	436,078
Alan R. Curtis	148,990	108,635	257,625
David K. Lawrence	26,674	85,109	111,783
Stephen P. Barrett	96,153	27,774	123,927

(3)	The amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2017 as follows:

	Aggregate Balance
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
Roderick A. Larson	443,102	1,360,515	1,803,617
M. Kevin McEvoy	—	—	—
Clyde W. Hewlett	1,945,226	1,716,685	3,661,911
Alan R. Curtis	1,039,451	810,540	1,849,991
David K. Lawrence	201,378	681,237	882,615
Stephen P. Barrett	620,230	191,215	811,445
Potential Payments on Termination or Change of Control
As described in the “Compensation Discussion and Analysis” above, we have entered into Change-of-Control Agreements with each of the Named Executive Officers. Upon a change of control of Oceaneering, the Named Executive Officers may be subject to certain excise taxes pursuant to Section 4999 of the Code. The Change-of-Control Agreements do not provide for reimbursement of such excise taxes. The Change-of-Control Agreements provide for reduction of the Named Executive Officer’s calculated severance package to the safe-harbor amount (as described in “Compensation Discussion and Analysis — Post-Employment Compensation Programs — Change-of-Control Agreements” above), if doing so would provide a greater benefit on an after-tax basis. Whether an excise tax liability arises will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable. The tables below do not reflect any such reduction for any of the Named Executive Officers. All of the outstanding long-term incentive agreements of the Named Executive Officers have provisions for settlement in the event of death, disability or a change of control.
Assuming a December 31, 2017 termination date and, where applicable, using the closing price of our Common Stock of $21.14 per share on December 29, 2017 (the last trading day on the NYSE in 2017), the tables below show potential payments to each of the Named Executive Officers under the existing contracts, agreements, plans or arrangements, whether written or unwritten, in the event of a termination of such executive’s employment, including amounts payable pursuant to benefits or awards in which the Named Executive Officers are already vested. As used in the agreements referenced in the tables below, the term “Change of Control” has the same meaning as the Change-of-Control Agreements define that term. For a summary of that definition, see “Compensation Discussion and Analysis — Change-of-Control Agreements” above.

Roderick A. Larson
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$40,385	(1)	$—		$5,590,068	(2)
Benefit Plan Participation	—		1,734	(1)	—		226,591	(3)
Restricted Stock Units (unvested & accelerated)	—		—		1,733,057	(4)	1,733,057	(5)
Performance Units (unvested & accelerated)	—		—		1,890,000	(6)	6,510,000	(7)
Accrued Vacation/Base Salary	97,078		97,078		97,078		97,078
SERP (vested)	1,351,429	(8)	1,351,429	(8)	1,351,429	(8)	1,351,429	(8)
SERP (unvested)	452,188	(8)	452,188	(8)	452,188	(8)	452,188	(8)
TOTAL	$1,900,695		$1,942,814		$5,523,752		$15,960,411

Clyde W. Hewlett
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$49,846	(1)	$—		$1,728,000	(2)
Benefit Plan Participation	—		1,734	(1)	—		173,520	(3)
Restricted Stock Units (unvested & accelerated)	—		—		354,433	(4)	354,433	(5)
Performance Units (unvested & accelerated)	—		—		449,300	(6)	1,237,300	(7)
Restricted Stock Units (vested)	542,854	(9)	542,854	(9)	542,854	(9)	542,854	(9)
Performance Units (vested)	—	(10)	—	(10)	224,600	(6)	2,143,000	(7)
Accrued Vacation/Base Salary	65,909		65,909		65,909		65,909
SERP (vested)	3,661,911	(8)	3,661,911	(8)	3,661,911	(8)	3,661,911	(8)
TOTAL	$4,270,674		$4,322,254		$5,299,007		$9,906,927

Alan R. Curtis
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$39,808	(1)	$—		$1,207,500	(2)
Benefit Plan Participation	—		1,734	(1)	—		114,049	(3)
Restricted Stock Units (unvested & accelerated)	—		—		559,851	(4)	559,851	(5)
Performance Units (unvested & accelerated)	—		—		414,000	(6)	1,428,000	(7)
Accrued Vacation/Base Salary	53,077		53,077		53,077		53,077
SERP (vested)	1,849,991	(8)	1,849,991	(8)	1,849,991	(8)	1,849,991	(8)
TOTAL	$1,903,068		$1,944,610		$2,876,919		$5,212,468

David K. Lawrence
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$25,385	(1)	$—		$1,122,000	(2)
Benefit Plan Participation	—		1,717	(1)	—		128,879	(3)
Restricted Stock Units (unvested & accelerated)	—		—		428,867	(4)	428,867	(5)
Performance Units (unvested & accelerated)	—		—		356,400	(6)	1,597,800	(7)
Accrued Vacation/Base Salary	50,769		50,769		50,769		50,769
SERP (vested)	882,615	(8)	882,615	(8)	882,615	(8)	882,615	(8)
TOTAL	$933,384		$960,486		$1,718,651		$4,210,930

Stephen P. Barrett
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$12,500	(1)	$—		$1,105,000	(2)
Benefit Plan Participation	—		1,756	(1)	—		103,520	(3)
Restricted Stock Units (unvested & accelerated)	—		—		565,918	(4)	565,918	(5)
Performance Units (unvested & accelerated)	—		—		390,000	(6)	1,980,000	(7)
Accrued Vacation/Base Salary	31,491		31,491		31,491		31,491
SERP (vested)	672,250	(8)	672,250	(8)	672,250	(8)	672,250	(8)
SERP (unvested)	139,195	(8)	139,195	(8)	139,195	(8)	139,195	(8)
TOTAL	$842,936		$857,192		$1,798,854		$4,597,374

(1)	Payment of benefit only if involuntary termination is the result of a reduction in force.

(2)
The amount for each Named Executive Officer reflects an amount equaling three times, for Mr. Larson, or two times, for other executives, the sum of: (a) the highest annual rate of base salary for the current year or any of the prior three years (“Base Rate”); (b) the target award he is eligible to receive under the annual cash bonus program for the current year; and (c), for Mr. Larson, the maximum percentage of base salary contribution level by us for him in our SERP for the current year multiplied by his Base Rate, payable pursuant to his Change-of-Control Agreement. If applicable, the termination amount will be reduced to the “safe harbor amount” (see for more information, “Compensation Discussion and Analysis — Post-Employment Compensation Programs — Change-of-Control Agreements” above) if more beneficial to the Named Executive Officer on an after-tax basis.

(3)
The amount for each Named Executive Officer reflects the estimated value of the benefit to him to receive the same level of medical, life insurance and disability benefits for a period of three years, for Mr. Larson, or two years, for other executives, after termination that is payable pursuant to the executive’s Change-of-Control Agreement.

(4)
The amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2015, 2016 and 2017 Restricted Stock Unit Agreements. Mr. Hewlett, by reason of having attained Retirement Age (as defined), was fully vested under his 2015 Restricted Stock Unit Agreement, two-thirds vested under his 2016 Restricted Stock Unit Agreement and one-third vested under his 2017 Restricted Stock Unit Agreement.

(5)
The amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2015, 2016 and 2017 Restricted Stock Unit Agreements and Change-of-Control Agreement. See footnote (4) above regarding vesting under Mr. Hewlett’s 2015, 2016 and 2017 Restricted Stock Unit Agreements.

(6)
Upon death or disability, the performance units awarded pursuant to the 2015, 2016 and 2017 Performance Unit Agreements would vest and the final values of the units would be determined as follows: (i) for each of the 2015 and 2016 performance units awarded, the final value would be equal to the value determined by the Compensation Committee based on Oceaneering’s attainment with respect to the performance measures established at the time of award; and (ii) for the 2017 performance units awarded, the final value would be equal to the target value of $100 per unit. No cash payments were made pursuant to performance units awarded in 2015, as the Compensation Committee determined that the threshold level of performance for the period of January 1, 2015 through December 31, 2017 was not attained for either average return on invested capital or cumulative cash flow. Otherwise, an amount would have been included for the executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amount payable, if any, for each Named Executive Officer pursuant to the executive’s 2016 Performance Unit Agreement will not be known until the completion of the three-year performance period of January 1, 2016 through December 31, 2018, at which time the performance will be measured. Mr. Hewlett, by reason of having attained Retirement Age (as defined), was fully vested under his 2015 Performance Unit Agreement, two-thirds vested under his 2016 Performance Unit Agreement and one-third vested under his 2017 Performance Unit Agreement. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(7)
The amount for each Named Executive Officer reflects cash payment for outstanding vested and unvested performance units at the maximum goal level pursuant to the executive’s 2015, 2016 and 2017 Performance Unit Agreements ($150, $150 and $200 per unit, respectively) and Change-of-Control Agreement. See footnote (6) above regarding vesting under Mr. Hewlett’s 2015, 2016 and 2017 Performance Unit Agreements.

(8)
The amount for each Named Executive Officer reflects the accumulated account values (including gain and losses) of contributions by the Named Executive Officer and Oceaneering for vested amounts and by Oceaneering for unvested amounts. Messrs. Hewlett, Curtis and Lawrence were fully vested in their respective SERP accounts. For more information on SERP amounts, see “Nonqualified Deferred Contributions” above.

(9)
The amount for Mr. Hewlett reflects the value of shares of Common Stock that would be delivered for each outstanding vested restricted stock unit pursuant to his 2015, 2016 and 2017 Restricted Stock Unit Agreements and Change-of-Control Agreement. See footnote (4) above regarding vesting under Mr. Hewlett’s 2015, 2016 and 2017 Restricted Stock Unit Agreements.

(10)
The amount for Mr. Hewlett reflects no cash payment for vested performance units awarded in 2015, as the Compensation Committee determined that the threshold level of performance for the period of January 1, 2015 through December 31, 2017 was not attained for either average return on invested capital or cumulative cash flow. Otherwise, an amount would have been included for Mr. Hewlett in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amounts payable, if any, for Mr. Hewlett pursuant to his 2016 and 2017 Performance Unit Agreements for outstanding vested performance units will not be known until completion of the three-year performance periods of January 1, 2016 – December 31, 2018 and January 1, 2017 – December 31, 2019, respectively, at which time the performance will be measured. See footnote (6) above regarding vesting under Mr. Hewlett’s 2015, 2016 and 2017 Performance Unit Agreements. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

Chief Executive Officer and Median Employee Compensation (CEO Pay Ratio)
The table below sets forth comparative information regarding: (1) the annual total compensation of our Chief Executive Officer for the year ended December 31, 2017, determined on the basis described below; (2) the median of the annual total compensation of all employees of Oceaneering (including its consolidated subsidiaries), excluding our Chief Executive Officer, for the year ended December 31, 2017, determined on the basis described below; and (3) a ratio comparison of those two amounts (the “CEO Pay Ratio”). These amounts were determined in accordance with rules prescribed by the SEC. For 2017 the CEO Pay Ratio was 33:1, as explained below.

Our Chief Executive Officer is Roderick A. Larson. Mr. Larson was appointed Chief Executive Officer effective as of May 5, 2017. In accordance with guidance provided by the SEC, we determined Mr. Larson’s annual total compensation for purposes of the table below by annualizing elements of his compensation that changed as a result of his promotion to Chief Executive Officer. As a result, the amount we determined is greater than the amount for 2017 set forth in the “Total” column of the “Summary Compensation Table” included in this Proxy Statement, as the amounts reflected in the “Summary Compensation Table” reflect amounts actually earned, without annualization.

For purposes of determining the median of the annual total compensation of all Oceaneering employees, excluding our Chief Executive Officer, for the year ended December 31, 2017, the applicable SEC rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. For these purposes, we used total cash compensation, as determined from payroll records for the period from November 1, 2016 through October 31, 2017 (the “Measurement Date”), as our consistently applied compensation measure.

We did not take into account equity-based incentive compensation awards, because less than 5% of our employees receive those awards. Except as noted below, we included all Oceaneering employees as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for the entire measurement period. In accordance with SEC rules, we availed ourselves of a de minimis exemption to exclude a number of non-U.S. employees that collectively represented fewer than 5% of the approximately 9,255 total employees as of the Measurement Date (such total being the total number of U.S. and non-U.S. employees irrespective of the de minimis exemption and the total number used for the de minimis calculation). Under this exemption, we excluded all employees from the following jurisdictions: Azerbaijan (134 employees); Equatorial Guinea (2 employee); Germany (2 employees); Ghana (11 employees); Indonesia (74 employees); Malaysia (43 employees); Mexico (77 employees); Nicaragua (5 employees); Nigeria (26 employees); Oman (19 employees); Singapore (36 employees); South Africa (3 employees); Tanzania (2 employees) and Thailand (18 employees).
After identifying the median employee, based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2017 for the Named Executive Officers as set forth in the “Summary Compensation Table.”

Annual Total Compensation*	Amount
Chief Executive Officer (A)	$2,621,291
Median of all employees (excluding our Chief Executive Officer) (B)	$80,091
Ratio of (A) to (B)	33
____________
*Annualized, as discussed above.
Our Chief Executive Officer’s targeted total compensation for 2017 was equal to $5,156,280. The ratio of such compensation to the median annual total compensation of all employees for 2017 (excluding our Chief Executive Officer), shown above, is 64:1. For this purpose, our Chief Executive Officer’s targeted compensation for 2017 is the sum of: (i) Mr. Larson’s base salary and 2017 annual cash bonus opportunity at target, annualized based on the date of his promotion to Chief Executive Officer; (ii) the grant-date fair value of his 2017 restricted stock unit awards; (iii) the target value of his 2017 performance unit awards; and (iv) all other compensation Mr. Larson earned in 2017.
COMPENSATION OF NONEMPLOYEE DIRECTORS
Our nonemployee directors receive annual cash retainers and awards of restricted stock as compensation for their service. The aggregate of such compensation is targeted at the median of the total direct compensation for nonemployee directors in the Compensation Peer Group, adjusted in the case of the Chairman of our Board for the median of the premium paid to nonexecutive chairmen in the Compensation Peer Group, as assessed by the Compensation Consultant and recommended by the Compensation Committee. The Board has indicated its intent to approve cash retainers comprising approximately one-third, and restricted stock awards (in terms of grant-date fair value) approximately two-thirds, of the total direct compensation of our nonemployee directors. However, in recognition of the challenges faced in 2017 as a result of the continuing oil and gas industry downturn, our Board approved annual cash retainers reduced from the median of the compensation assessed by the Compensation Consultant by $15,000 for Mr. Huff and by $10,000 for each of our other nonemployee directors (prorated for Messrs. Hughes and McEvoy, as explained below).
For 2017, our nonemployee directors received, in quarterly installments, annual cash retainers, as follows: Mr. Huff: $105,000; and each of our other nonemployee directors: $70,000 (prorated for Messrs. Hughes and McEvoy). Additional annual cash retainers of $15,000 to the Chairman of the Audit Committee and $8,000 to each of the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee were also paid in quarterly installments. During 2017, we did not pay nonemployee directors any additional amount for attendance at meetings of the Board or committees of the Board. The cash retainer for Mr. Hughes, who retired from the Board in May 2017, was prorated based on his retirement date. Mr. McEvoy, our former Chief Executive Officer, received a prorated cash retainer for his Board service from and after the date of his retirement from his position as Chief Executive Officer. He also received compensation for his service as Chief Executive Officer until his retirement in May 2017 (see the “Summary Compensation Table” above for further information concerning such compensation).
During 2017, besides payment of annual retainers, our nonemployee directors were also allowed to participate in health care coverage the same as provided to employees in our basic medical plans. Nonemployee directors could elect to participate in the health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. We paid the Medicare premium for Mr. Hughes. Mr. Huff’s Service Agreement, which is described below, provides for medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives. All directors are provided a group personal excess liability insurance policy at no cost to the directors, and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.
In 2017, our nonemployee directors were awarded shares of restricted stock under our Incentive Plan as follows: Mr. Huff: 9,000 shares; and each of Messrs. Berry, Collins, Hughes, McEvoy, Murphy, Reinhardsen and Webster: 6,000 shares. In accordance with the terms of the applicable award agreements, the restricted stock awards vested in full on the first anniversary of their respective award dates except for Mr. Hughes, whose award vested upon his retirement from the Board in May 2017. The awards were subject to (i) possible earlier vesting on a change of control or the termination of the director’s service due to death, and (ii) such other terms as were set forth in the award agreements with the respective directors. For information about stock ownership guidelines for nonemployee directors, see “Compensation Discussion and Analysis — Stock Ownership Guidelines.”
The table below summarizes the compensation of our nonemployee directors for the year ended December 31, 2017.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)(5)	Total ($)
John R. Huff	105,000	257,130	—	81,715	443,845
William B. Berry	78,000	171,420	—	16,346	265,766
T. Jay Collins	70,000	171,420	—	25,106	266,526
D. Michael Hughes	39,000	171,420	—	18,338	228,758
M. Kevin McEvoy (1)	35,000	156,180	—	162,672	353,852
Paul B. Murphy, Jr.	85,000	171,420	—	16,346	272,766
Jon Erik Reinhardsen	70,000	171,420	—	1,694	243,114
Steven A. Webster	76,000	171,420	—	11,546	258,966

(1)
On May 5, 2017, Mr. McEvoy retired as our Chief Executive Officer and ceased to be an employee. At that time, he received an award of restricted stock vesting in the ordinary course on the anniversary of the grant date, as described above. See “Compensation of Executive Officers” above for details of 2017 compensation awarded to Mr. McEvoy in his capacity as an executive officer.

(2)	The amounts shown are attributable entirely to annual retainers as described above.

(3)
The amounts reflect the aggregate grant date fair value of awards by us in 2017 related to restricted stock awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017. The aggregate numbers of restricted shares outstanding as of December 31, 2017 were: 6,000 for each of Messrs. Berry, Collins, Murphy, McEvoy, Reinhardsen and Webster; 9,000 for Mr. Huff; and none for Mr. Hughes, as the restricted stock award to him for 2017 vested upon his retirement prior to such date.

(4)
The amount shown for each attributable perquisite or personal benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by any director, except as quantified in footnote (5) below.

(5)	The amounts shown for 2017 are attributable to the provision of excess liability insurance and the following:

•
Mr. Huff: (i) $29,240 for tax gross-up payments associated with his medical coverage described below; and (ii) perquisites and other personal benefits comprised of: $52,475 for annual premiums and reimbursement of medical costs for health care, including premium for a supplemental medical insurance plan;

•	Messrs. Berry, Murphy and Webster: perquisites and other personal benefits comprised of: premiums for a supplemental medical insurance plan;

•
Mr. Collins: perquisites and other personal benefits comprised of: annual premium for basic health care provided by us; premium for a supplemental medical insurance plan; and personal use of a company-owned fishing camp; and

•
Mr. Hughes: perquisites and other personal benefits comprised of: annual premium for basic health care provided by us; Medicare premium paid by us; and premium for a supplemental medical insurance plan.

Service Agreement with Mr. Huff
In 2001, we entered into a Service Agreement with Mr. Huff, when Mr. Huff was serving as our Chief Executive Officer and Chairman of the Board, replacing Mr. Huff’s prior employment agreement. That agreement was amended in 2006 and 2008 (as amended, the “Service Agreement”) to address, among other things, issues arising under Section 409A of the Code. The Service Agreement provides, among other things, for: (i) medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives, including any additional payment necessary to make him whole for any excise tax liability if payment thereof is a “parachute payment” (as defined in the Code); and (ii) entitlement to post-retirement benefits of $800,000 per year for 10 years, which became fully vested and commenced on August 15, 2011, provided that in the event of Mr. Huff’s death, his disability or a change of control, all unpaid amounts would be accelerated and become payable in a non-discounted lump-sum payment. The Service Agreement also provides tax protection, generally to ensure that Mr. Huff will not be impacted adversely by taxes under Section 409A of the Code.
Also as part of Mr. Huff’s retirement benefits, we established an irrevocable grantor trust, commonly known as a “rabbi trust,” to provide Mr. Huff greater assurance of an adequate source of funds for the payment of post-retirement benefits under the Service Agreement. In connection with the establishment of the trust, we contributed to the trust a life insurance policy previously obtained on the life of Mr. Huff, and agreed to continue to pay the premiums due on that policy. When the life insurance policy matures, the proceeds of the policy will become assets of the trust. If the value of trust assets exceeds $4 million, as adjusted by the Consumer Price Index, at any time after January 1, 2012, the excess may be paid to us. However, because the trust is irrevocable, the assets of the trust are generally not otherwise available to fund our future operations until the trust terminates, which is not expected to occur during the lives of Mr. Huff, his spouse or his children. Furthermore, no tax deduction will be available for our contributions to the trust; however, we may benefit from future tax deductions for benefits actually paid from the trust (although benefit payments from the trust are not expected to occur in the near term, because we expect to make direct payments of those benefits for the foreseeable future).
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board of Directors adopted a written policy with respect to related-person transactions to document procedures pursuant to which such transactions are reviewed and approved or ratified. The policy applies to any transaction in which (i) Oceaneering or any of its subsidiaries is a participant; (ii) any related person has a direct or indirect material interest; and (iii) the amount involved exceeds $120,000, but excludes generally any transaction that does not require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC and specifically certain categories of routine transactions, such as standard director compensation arrangements approved by the Board or a committee thereof, transactions in which all shareholders receive proportional benefits, and transactions available to our employees generally. Under the policy, related persons include our directors, nominees to become a director, executive officers, beneficial owners of 5% or more of our voting securities, immediate family members of any of the foregoing persons, and any entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership. Our policy includes a process to monitor and submit related-person transactions to the Nominating and Corporate Governance Committee, which will consider all of the relevant facts and circumstances available and evaluate whether to approve or ratify the transaction.
Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2017, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000. Mr. Stephen Lazar, Jr., who is a brother-in-law of our Former Chief Executive Officer, serves as Global Operations Support Manager, Service and Rental in our Subsea Products segment, for which he received total compensation for 2017 of approximately $166,000, which is commensurate with that of his peers.
No director or executive officer of Oceaneering who has served in such capacity since January 1, 2017 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2018 Annual Meeting of Shareholders, other than as described in this Proxy Statement.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2018. Although we are not required to seek shareholder approval of the appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee would take if our shareholders fail to ratify the appointment. The Audit Committee retains the discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of Oceaneering. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.
In accordance with our Bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2018 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker non-votes marked on proxy cards will not be included in the tabulation of votes cast on this proposal.
Our Board of Directors unanimously recommends a vote FOR this proposal. The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2018, unless a contrary choice is set forth thereon or unless an abstention or broker non-vote is indicated thereon.
The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2017 and 2016.

Fees Incurred for Audit and Other Services Provided by Ernst & Young LLP	2017	2016
Audit Fees (1)	2,476,000	$2,585,000
Audit-Related Fees (2)	175,000	29,000
Tax Fees (3)	34,000	65,000
All Other Fees (4)	2,000	2,000
Total	2,687,000	$2,681,000

(1)
Audit Fees represent fees for professional services provided in connection with: (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.

(2)
Audit-Related Fees consisted of fees for accounting, consultation services, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.

(3)	Tax Fees consisted of tax compliance and consultation fees.

(4)	All Other Fees consisted of a subscription to Ernst & Young LLP’s informational on-line service.
The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2017 was compatible with maintaining that firm’s independence from us.
The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditors are required to provide detailed back-up documentation concerning the specific services to be provided. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.
None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the Chairman is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.
SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING
Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2019 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, so that such notice is received not later than November 29, 2018. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
In addition, any shareholder who intends to submit a proposal for consideration at our 2019 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our Bylaws, such notice must:

•	be received at our executive offices not earlier than November 5, 2018 and not later than close of business on January 4, 2019; and

•	satisfy requirements that our Bylaws specify.
A copy of the pertinent Bylaw provisions can be obtained from our Corporate Secretary on written request.
TRANSACTION OF OTHER BUSINESS
Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.
Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2018 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy and return it in the enclosed postage-paid return envelope, or vote via the Internet or by telephone by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.
WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2017. WRITTEN REQUESTS SHOULD BE MAILED TO DAVID K. LAWRENCE, CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., 11911 FM 529, HOUSTON, TEXAS 77041-3000.

By Order of the Board of Directors,

March 29, 2018	David K. Lawrence Senior Vice President, General Counsel and Secretary

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

IMPORTANT ANNUAL MEETING INFORMATION
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 3, 2018.
Vote by Internet • Go to www.investorvote.com/oii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure Web Site
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals
The Board of Directors recommends a vote FOR each of the nominees listed:
1. Election of Directors:		For	Withhold
01	Deanna L. Goodwin	☐	☐
02	John R. Huff	☐	☐
03	Steven A. Webster	☐	☐

The Board of Directors recommends a vote FOR the following:		For	Against	Abstain
2. Advisory vote on a resolution to approve the compensation of our named executive officers.		☐	☐	☐

The Board of Directors recommends a vote FOR the following:		For	Against	Abstain
3. Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2018.		☐	☐	☐

4. In their discretion, the proxies referred to herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Oceaneering International, Inc.

Notice of 2018 Annual Meeting of Shareholders
Proxy Solicited on behalf of the Board of Directors for the 2018 Annual Meeting

W. Cardon Gerner and David K. Lawrence, and each of them individually, are hereby appointed as agents and proxies, with full power of substitution and resubstitution, to vote all the shares of common stock of Oceaneering International, Inc. held of record by the undersigned as of the close of business on March 21, 2018, at the Annual Meeting of Shareholders to be held on May 4, 2018, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2017 and the Notice of the 2018 Annual Meeting of Shareholders and related Proxy Statement.

This proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR the election of each of the director nominees named in Proposal 1 and FOR Proposals 2 and 3. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this proxy card or vote by telephone or Internet as described below before the Annual Meeting.

Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the above to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, you should read the proxy statement and this proxy card in their entirety. Please follow the steps listed on the reverse side. Your vote will be confirmed and posted promptly. Thank you for voting.

Non-Voting Items
Change of Address — Please print any new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your Voting Instruction Form, you may choose one of the voting methods outlined below to provide your voting instructions.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

IMPORTANT ANNUAL MEETING INFORMATION
Voting instructions submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on April 26, 2018.
Voting Instructions by Internet • Go to www.investorvote.com/oii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure Web Site
Voting Instructions by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Confidential Voting Instruction Form
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals
The Board of Directors recommends a vote FOR each of the nominees listed:
1. Election of Directors:		For	Withhold
01	Deanna L. Goodwin	☐	☐
02	John R. Huff	☐	☐
03	Steven A. Webster	☐	☐

The Board of Directors recommends a vote FOR the following:		For	Against	Abstain
2. Advisory vote on a resolution to approve the compensation of our named executive officers.		☐	☐	☐

The Board of Directors recommends a vote FOR the following:		For	Against	Abstain
3. Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2018.		☐	☐	☐

4. In its discretion, the Trustee referred to herein is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

IF YOU HAVE NOT PROVIDED YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Confidential Voting Instructions — Oceaneering International, Inc.

Notice of 2018 Annual Meeting of Shareholders
Confidential Voting Instruction Form for 2018 Annual Meeting

The undersigned participant in the Oceaneering Retirement Investment Plan (the “Plan”) hereby directs Wells Fargo Bank, N.A., the trustee for the Plan (the “Trustee”), to vote all shares of common stock of Oceaneering International, Inc. held in the undersigned’s Plan account of record by the undersigned, as of the close of business on March 21, 2018, at the Annual Meeting of Shareholders to be held on May 4, 2018, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2017 and the Notice of the 2018 Annual Meeting of Shareholders and related Proxy Statement.

This Voting Instruction Form, when properly executed and delivered to the Trustee, will provide the Trustee with instructions to vote the shares in your Plan account as of the record date as directed herein. If your Voting Instruction Form is not properly signed or dated or if no direction is provided, the shares in your Plan account as of the record date will be voted in the same proportion as the shares for which the Trustee timely receives valid voting instructions from participants in the Plan. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

Providing voting instructions by telephone or Internet eliminates the need to return this Voting Instruction Form. Before providing your voting instructions, you should read the proxy statement and Voting Instruction Form. Please follow the steps listed on the reverse side. Your voting instructions will be confirmed and posted promptly. Thank you for participating.

Non-Voting Items
Change of Address — Please print any new address below.

Authorized Signatures — This section must be completed for your voting instructions to be acted upon. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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